Exhibit 10.3

Execution Version

AMENDMENT NO. 2

AMENDMENT NO. 2, dated as of June 20, 2023 (this “Amendment”), to the Loan Agreement dated as of January 25, 2023 (as amended by that certain Amendment No. 1, dated as of June 20, 2023, and as further amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”) among WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and the other parties thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

WHEREAS, pursuant to Section 10.11 of the Loan Agreement, the Borrower has requested certain amendments to the Loan Agreement and the other Loan Documents, and the Lenders party hereto constitute the Lenders required pursuant to Section 10.11 of the Loan Agreement with respect to the amendments provided for in Section 2 below;

WHEREAS, JPMorgan Chase Bank, N.A., will act as sole lead arranger and sole bookrunner (the “Lead Arranger”) for this Amendment;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.    Defined Terms.

Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Amended Loan Agreement (as defined below).

Section 2.    Amendments.

(a)    Effective as of the Amendment No. 2 Effective Date (as defined below), the Loan Agreement is hereby amended and restated in its entirety in the form attached as Annex A hereto (the “Amended Loan Agreement”).

(b)    Effective as of the Amendment No. 2 Effective Date, the schedules to the Loan Agreement are hereby amended by (i) adding Schedules 6.11, 6.16 and 6.19 hereto and (ii) amending and restating Schedule 6.15 in its entirety in the form attached as Schedule 6.15 hereto.

(c)    Effective as of the Amendment No. 2 Effective Date, the exhibits to the Loan Agreement are hereby amended by (i) adding Exhibits I-1, I-2, I-3 and J hereto, (ii) amending and restating Exhibit I in its entirety in the form attached as Exhibit K hereto and (iii) amending and restating Exhibit F in its entirety in the form attached as Exhibit F hereto.

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Section 3.    Representations and Warranties.

The Borrower represents and warrants as of the Amendment No. 2 Effective Date that:

(a)    Immediately before and after giving effect to this Amendment, each of the representations and warranties set forth in the Amended Loan Agreement and in the other Loan Documents shall be and remain true and correct in all material respects (or, if qualified as to “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) as of said time, except to the extent the same expressly relate to an earlier date.

(b)    At the time of and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 4.    Conditions to Effectiveness.

This Amendment shall become effective on the date on which each of the following conditions is satisfied (the “Amendment No. 2 Effective Date”):

(a)    The Administrative Agent’s receipt of counterparts of this Amendment executed by the Borrower and the Lenders who constitute the Required Lenders, which shall be originals or facsimiles or electronic copies (and, to the extent requested by the Administrative Agent, followed promptly by originals) unless otherwise specified.

(b)    The Administrative Agent’s receipt of a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (n) and (o) of this Section 4 as of the Amendment No. 2 Effective Date, which shall be an original or facsimile or electronic copy (and, to the extent requested by the Administrative Agent, followed promptly by an original) unless otherwise specified.

(c)    The Administrative Agent’s receipt of a favorable written opinion (addressed to the Administrative Agent and the Lenders) of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and (ii) Young Conaway Stargatt & Taylor, LLP, Delaware counsel to the Borrower.

(d)    The Administrative Agent’s receipt of (i) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of each Loan Party and certified as of a recent date by the appropriate governmental official (or a representation that such documents have not been amended since the prior date of delivery); (ii) incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Amendment No. 2 Effective Date; (iii) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party as of the Amendment No. 2 Effective Date, certified as of the Amendment No. 2 Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) copies of the certificates of good standing or the equivalent (if any) for each

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Loan Party from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, in each case dated a recent date prior to the Amendment No. 2 Effective Date.

(e)    The Administrative Agent’s receipt of a Guaranty, duly executed by each Guarantor.

(f)    The Administrative Agent’s receipt of the results of a recent Lien search with respect to each Grantor to the extent customary in the applicable jurisdiction and reasonably requested by the Administrative Agent with respect to the Grantors.

(g)    The Administrative Agent’s receipt of the Security Agreement, duly executed by each Grantor, together with:

(i)    the certificates representing the shares of Equity Interests that do not constitute Excluded Equity Interests and that are required to be pledged by any Grantor pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(ii)    each promissory note (if any) required to be pledged to the Collateral Agent by any Grantor pursuant to the Security Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; and

(iii)    and proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral of the Grantors;

(h)    [Reserved].

(i)    The Administrative Agent’s receipt of the Intercreditor Agreement, duly executed and delivered by each party thereto.

(j)    Except with respect to Schedule 6 thereof, the Administrative Agent’s receipt of the Perfection Certificate, duly executed and delivered by the Grantors.

(k)    [Reserved].

(l)    The Term Loan Commitments shall have been reduced to $600,000,000 and the Administrative Agent shall have received the notice required by Section 2.10 of the Loan Agreement with respect thereto on or prior to the Amendment No. 2 Effective Date (the “Commitment Reduction”);

(m)    All reasonable and documented out-of-pocket fees and expenses due to the Administrative Agent and the Lead Arranger and required to be paid on the Amendment No. 2 Effective Date (including pursuant to Section 9 hereof) shall have been paid (or the Borrower shall have made arrangements reasonably satisfactory to the Administrative Agent for such payment).

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(n)    At the time and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(o)    Each of the representations and warranties of the Borrower set forth in the Loan Agreement, Section 3 of this Amendment and in the other Loan Documents shall be and remain true and correct in all material respects (or, if qualified as to “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) as of the Amendment No. 2 Effective Date, except to the extent the same expressly relate to an earlier date.

(p)    The Borrower shall have paid to the Administrative Agent, for the ratable account of each Lender who delivers a counterpart to this Amendment at or prior to 12:00 p.m., New York City time, on June 14, 2023, a consent fee equal to (x) if such Lender is also a lender under the Existing Loan Agreement, 0.10% of the aggregate principal amount of Term Loan Commitments of such Lender immediately prior to the Amendment No. 2 Effective Date (after giving effect to the Commitment Reduction) or (y) if such Lender is not a lender under the Existing Loan Agreement, 0.20% of the aggregate principal amount of Term Loan Commitments of such Lender immediately prior to the Amendment No. 2 Effective Date (after giving effect to the Commitment Reduction).

(q)    (i) The Administrative Agent shall have received, no later than three (3) Business Days in advance of the Amendment No. 2 Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least seven (7) Business Days prior to the Amendment No. 2 Effective Date by the Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Day days prior to the Amendment No. 2 Effective Date, any Lender that has requested, in a written notice to the Borrower at least seven (7) Business Days prior to the Amendment No. 2 Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (p) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 2 Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, the amendments effected hereby shall not become effective if each of the conditions set forth or referred to in this Section 4 has not been satisfied at or prior to 5:00 p.m., New York City time, on June 20, 2023.

Section 5.    Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Amendment No. 2 Effective Date specified in Schedule A hereto (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule A.

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Section 6.    Acknowledgments.

The Borrower hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby.

Section 7.    Entire Agreement.

This Amendment, the Loan Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment and the Loan Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Loan Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall not constitute a novation of the Loan Agreement or any of the Loan Documents. It is understood and agreed that each reference in each Loan Document to the “Loan Agreement,” whether direct or indirect, shall hereafter be deemed to be a reference to the Loan Agreement as amended by this Amendment and that this Amendment is a “Loan Document.”

Section 8.    Amendment, Modification and Waiver.

This Amendment may not be amended, modified or waived except pursuant to a writing signed by each of the parties hereto.

Section 9.    Expenses.

The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.

Section 10.    Counterparts.

This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

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Section 11.    Governing Law and Waiver of Right to Trial by Jury.

THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTION 10.22 OF THE LOAN AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.

Section 12.    Headings.

The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 13.    Effect of Amendment.

Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other provision of the Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Additionally, the Lenders party hereto (such Lenders constituting the Required Lenders) hereby consent to the terms of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WESTERN DIGITAL CORPORATION

By:	/s/ Grace Lin
Name: Grace Lin
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/ Timothy Lee
Name: Timothy Lee
Title: Executive Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Timothy Lee
Name: Timothy Lee
Title: Executive Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Harsh Grewal
Name: Harsh Grewal
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

Bank Of America, N.A., as a Lender

By:	/s/ Puneet Lakhotia
Name: Puneet Lakhotia
Title: Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

Truist Bank, as a Lender

By:	/s/ Alfonso Brigham
Name: Alfonso Brigham
Title: Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Robert G. Shaw
Name: Robert G. Shaw
Title: Corporate Vice President

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Seipke
Name: BRIAN SEIPKE
Title: SENIOR VICE PRESIDENT

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Aleem Shamji
Name: Aleem Shamji
Title: Managing Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

DBS BANK LTD., as a Lender

By:	/s/ Kate Khoo
Name: Kate Khoo
Title: Vice President

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Theodore Olson
Name: Theodore Olson
Title: Managing Director

By:	/s/ My-Linh Yoshiike
Name: My-Linh Yoshiike
Title: Vice President

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

BMO Harris Bank N.A., as successor in interest to Bank of the West, as a Lender

By:	/s/ Cecile Segovia
Name: Cecile Segovia
Title: Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

KeyBank National Association, as a Lender

By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

Industrial and Commercial Bank of China Limited. New York Branch, as a Lender

By:	/s/ Tony Huang
Name: Tony Huang
Title: Director

By:	/s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Executive Director

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Amendment No. 2 to DDTL Loan Agreement]

Schedule A

Certain Post-Closing Obligations

1.

Not later than sixty (60) days after the Amendment No. 2 Effective Date, the Borrower shall deliver or cause to be delivered to the Collateral Agent the supplement to Schedule 6 to the Perfection Certificate described in Section 4(iv) of the Security Agreement, together with any executed Intellectual Property Security Agreement(s).

2.

Not later than sixty (60) days after the Amendment No. 2 Effective Date, the Borrower shall deliver or shall cause to be delivered to the Collateral Agent evidence that all insurance disclosed on Schedule 8 to the Perfection Certificate, to the extent required by the Security Agreement, has been endorsed or otherwise amended to include a loss payable or mortgagee endorsement, as applicable, to the Collateral Agent and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Collateral Agent.

ANNEX A

Amended Loan Agreement

[See attached.]

Annex A

LOAN AGREEMENT

AMONG

WESTERN DIGITAL CORPORATION,

a Delaware corporation, as Borrower,

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

KEYBANK CAPITAL MARKETS INC.,

U.S. BANK NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS,1

TRUIST SECURITIES, INC.,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

BANK OF THE WEST, and

DBS BANK LTD.,

as Joint Lead Arrangers and Joint Bookrunners,

and

KEYBANK NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION, and

ROYAL BANK OF CANADA,

as Syndication Agents,

and

TRUIST BANK,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

DBS BANK LTD.

BNP PARIBAS, and

BANK OF THE WEST,

as Documentation Agents,

and

CITIBANK, N.A.,

BANK OF AMERICA, N.A. and

HSBC BANK USA, N.A.,

as Co-Documentation Agents,

Dated as of January 25, 2023

as amended by Amendment No. 1, dated as of June 20, 2023

and as further amended by Amendment No. 2, dated as of June 20, 2023

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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EXHIBIT A	—	[Reserved]
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D	—	Term Note
EXHIBIT E	—	Solvency Certificate
EXHIBIT F	—	Compliance Certificate
EXHIBIT G	—	Assignment and Assumption
EXHIBIT H-1	—	U.S. Tax Compliance Certificate
EXHIBIT H-2	—	U.S. Tax Compliance Certificate
EXHIBIT H-3	—	U.S. Tax Compliance Certificate
EXHIBIT H-4	—	U.S. Tax Compliance Certificate
EXHIBIT I-1	—	Form of Trademark Security Agreement
EXHIBIT I-2	—	Form of Patent Security Agreement
EXHIBIT I-3	—	Form of Copyright Security Agreement
EXHIBIT J	—	Form of Security Agreement
EXHIBIT K	—	Form of Guaranty

SCHEDULE 1	—	Term Loan Commitments as of the Closing Date
SCHEDULE 2.3(a)	—	[Reserved]
SCHEDULE 5.5	—	Litigation
SCHEDULE 5.10	—	Subsidiaries
SCHEDULE 5.17	—	Capitalization
SCHEDULE 6.05	—	Restrictive Agreements
SCHEDULE 6.11	—	Transactions with Affiliates
SCHEDULE 6.15	—	Amendment No. 2 Effective Date Indebtedness
SCHEDULE 6.16	—	Amendment No. 2 Effective Date Liens
SCHEDULE 6.19	—	Investments

LOAN AGREEMENT

This Loan Agreement is entered into as of January 25, 2023, as amended by Amendment No. 1, dated as of June 20, 2023, and Amendment No. 2, dated as of June 20, 2023, by and among WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Borrower”), the various institutions from time to time party to this Agreement as Lenders and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent” or “Collateral Agent”).

Preliminary Statements

The Borrower requested that the Term Lenders extend the Term Loan Commitments to the Borrower on the Closing Date in an aggregate principal amount of $875,000,000 pursuant to this Agreement.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.    DEFINITIONS; INTERPRETATION.

Section 1.1    Definitions. The following terms when used herein shall have the following meanings:

“2024 Convertible Notes” means the $1,100.0 million aggregate principal amount of 1.50% Convertible Notes due 2024 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2024 Convertible Notes Early Refinancing Indebtedness” has the meaning specified in the definition of “Refinancing Indebtedness”.

“2026 Senior Unsecured Notes” means the $2,300.0 million aggregate principal amount of 4.750% Senior Unsecured Notes due 2026 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2029 Senior Unsecured Notes” means the $500.0 million aggregate principal amount of 2.850% Senior Unsecured Notes due 2029 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2032 Senior Unsecured Notes” means the $500.0 million aggregate principal amount of 3.100% Senior Unsecured Notes due 2032 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates, amalgamates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person (other than the proceeds or products thereof, replacements, accessions or additions thereto, or improvements thereon, or customary security deposits with respect thereto, and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Restricted Subsidiary), but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Restricted Subsidiary); provided that the Borrower or a Restricted Subsidiary is the surviving entity or the surviving entity becomes a Restricted Subsidiary.

“Acquisition Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (x) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Borrower and the Subsidiaries in respect of such Indebtedness) or (y) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged promptly after such termination or such specified date, as the case may be).

“Act” has the meaning provided in the definition of “Change of Control”.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and its affiliates (including J.P. Morgan Europe Limited), as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 8.5 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Administrative Agent, the Collateral Agent any Syndication Agent, any Documentation Agent or any Co-Documentation Agent, as applicable.

“Agreement” means this Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Amendment No. 1” means Amendment No. 1 to the Loan Agreement dated as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date” means June 20, 2023, the date on which all conditions precedent set forth in Section 4 of Amendment No. 1 are satisfied.

“Amendment No. 2” means Amendment No. 2 to the Loan Agreement dated as of the Amendment No. 2 Effective Date.

“Amendment No. 2 Effective Date” means June 20, 2023, the date on which all conditions precedent set forth in Section 4 of Amendment No. 2 are satisfied.

“Ancillary Document” is defined in Section 10.9(b) hereof.

“Annualized EBITDA” means, solely for the purposes of determining compliance with the financial covenant in Section 6.24(a), for the fiscal quarter ending March 29, 2024, Consolidated Adjusted EBITDA for such fiscal quarter multiplied by four (4).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended, applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means, on and after the Closing Date, initially (x) with respect to any Term Benchmark Loan, 2.00% and (y) with respect to any Base Rate Loan, 1.00%, and thereafter a percentage determined in accordance with the pricing grid set forth below under the caption “Term Benchmark Spread” or “Base Rate Spread,” based upon the corresponding corporate family ratings of the Borrower (from at least two of S&P, Moody’s and Fitch).

Corporate Family Rating	Term Benchmark Spread	Base Rate Spread
Category 1 BBB+/Baa1/BBB+	1.750%	0.750%
Category 2 BBB/Baa2/BBB	1.875%	0.875%

Corporate Family Rating	Term Benchmark Spread	Base Rate Spread
Category 3 BBB-/Baa3/BBB-	2.000%	1.000%
Category 4 BB+/Ba1/BB+	2.125%	1.125%
Category 5 BB/Ba2/BB	2.375%	1.375%
Category 6 < BB-/Ba3/BB-	2.625%	1.625%

For purposes of the foregoing, (i) if the ratings established by two or more rating agencies for the Borrower shall fall within the same Category, the Applicable Margin shall be determined by reference to such Category, (ii) if none of Moody’s, S&P or Fitch shall have in effect a rating for the Borrower, then the Applicable Margin shall be based on Category 6; (iii) if only one rating agency shall have in effect a rating for the Borrower, the Applicable Margin shall be determined by reference to the Category in which such rating falls, (iv) if each of Moody’s, S&P and Fitch have a ratings in effect and the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Borrower shall fall within different Categories, the Applicable Margin shall be based on the middle of the three ratings; and (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Borrower and such ratings shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category below that of the higher of the two ratings.

Initially the Applicable Margin shall be determined based on Category 3. Thereafter, if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Borrower shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporations, unless the Borrower has exercised its option in the last sentence of this paragraph with respect to such rating agency, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or if the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. In addition, the Borrower shall have the right to cease maintaining ratings from one ratings agency and, upon notice of such election to the Administrative Agent, the Applicable Margin shall be determined by reference to the ratings of the two remaining ratings agencies.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, as of any date of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Authorized Representatives” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2(a)(4)(ii) or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)    the sum, without duplication, of:

(i)     $100.0 million; plus

(ii)     [reserved]; plus

(iii)    the amount of any capital contributions or other equity issuances received as cash equity by the Borrower, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower as a capital contribution or in return for issuances of equity, in each case, during the period from and including the Business Day immediately following the Amendment No. 2 Effective Date through and including such time; plus

(iv)    the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Borrower or any Restricted Subsidiary issued after the Amendment No. 2 Effective Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Borrower that do not constitute Disqualified Equity Interests, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or any Restricted Subsidiary upon such exchange or conversion; plus

(v)     the net proceeds received by the Borrower or any Restricted Subsidiary after the Amendment No. 2 Effective Date in connection with the sale or other disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any investment made pursuant to Section 6.19(o) (in an amount not to exceed the original amount of such investment); plus

(vi)    the proceeds received by the Borrower or any Restricted Subsidiary after the Amendment No. 2 Effective Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any investment made pursuant to Section 6.19(o) (in an amount not to exceed the original amount of such investment); plus

(vii)    the amounts of any Declined Proceeds; plus

(viii)    an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to Section 6.19 (in an amount not to exceed the original amount of such investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary after the Amendment No. 2 Effective Date from any dividend or other distribution by an Unrestricted Subsidiary; minus

(b)    the sum, without duplication, of:

(i)    the aggregate amount of any investments made by the Borrower or any Restricted Subsidiary pursuant to clause (b)(ii) of the defined term “Permitted Acquisition” in reliance on Section 6.19(l) after the Amendment No. 2 Effective Date and prior to such time;

(ii)     the aggregate amount of any investments, loans or advances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.19(o) after the Amendment No. 2 Effective Date and prior to such time;

(iii)    the aggregate amount of any Distributions made by the Borrower pursuant to Section 6.20(f)(y) after the Amendment No. 2 Effective Date and prior to such time; and

(iv)    the aggregate amount of any optional or voluntary payments, prepayments, repurchases, redemptions or defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.22(a)(iv)(y) after the Amendment No. 2 Effective Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.3.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.3 Error! Reference source not found.(for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Error! Reference source not found.Section 8.3(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Term Loan bearing interest based on the Base Rate.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.3.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the Adjusted Daily Simple SOFR;

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides after consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Error! Reference source not found.Section 8.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.25.

“Borrower SEC Documents” means all reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Borrower with the U.S. Securities and Exchange Commission or furnished by the Borrower to the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Term Benchmark Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one (1) type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Term Benchmark Loans are each a “type” of Loan.

“Business Day” means, any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, only those leases and obligations that would constitute Capital Leases prior to the implementation of Accounting Standards Codification 842, Leases, will be considered to be Capital Leases for purposes of this Agreement.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or any member of the European Union or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or any member of the European Union or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (f) (i) Dollars, Canadian dollars, pounds, Euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Borrower and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business and (g) investments in money market funds that invest at least 90.0% of their assets in investments of the type described in the immediately preceding clauses (a) through (f) above. In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence.

“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

A “Change of Control” shall be deemed to have occurred if any “person” or “group” (as such terms (and each other reference thereto in this clause) are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”), but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 35.00% of outstanding Voting Stock of the Borrower. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (x) the Borrower becomes a direct or indirect wholly-owned Subsidiary of another Person and (y) (i) the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Person.

“changed date” shall have the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Class” means (a) with respect to Lenders, Lenders having Term Loan Commitments or outstanding Term Loans and (b) with respect to Loans, Term Loans.

“Closing Date” means January 25, 2023.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means, collectively, Citibank, N.A., Bank of America, N.A. and HSBC Bank USA, National Association.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all properties, rights, interests, and privileges of the Loan Parties on which a Lien is required to be granted to the Collateral Agent, or any security trustee therefor, by Section 4.1 and Section 4.2.

“Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor pursuant to Section 9.7 hereof.

“Collateral Documents” means the Security Agreement (as supplemented by each Security Agreement Supplement), the Intellectual Property Security Agreements, Mortgages and all other security agreements, pledge agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Collateral Agent or such Liens are perfected, and as shall from time to time secure the Obligations or any part thereof pursuant to Article 4.

“Commitment Fee” is defined in Section 2.13(a) hereof.

“Commitments” means, with respect to any Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the Compliance Certificate to be delivered pursuant to Section 6.1(e) hereof, substantially in the form of Exhibit F hereof.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:

(i)     interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,

(ii)     provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii)    depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs (which shall include, without duplication, payments by the Borrower or the Restricted Subsidiaries to Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation (or any of its Affiliates) with respect to the Borrower or a Restricted Subsidiary’s 50% (or other) share of such joint venture’s expense related to equipment depreciation),

(iv)    any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)),

(v)     Non-Cash Charges,

(vi)    (A) extraordinary Charges and (B) unusual or nonrecurring Charges, in each case, to the extent not of a type described in clause (viii) below,

(vii)    [reserved],

(viii)    Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (xii) below and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(ix)    the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-owned Subsidiary,

(x)     [reserved],

(xi)    [reserved],

(xii)    expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after January 7, 2022; provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clause (viii) above and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(xiii)    transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period),

(xiv)    earn-out obligations incurred in connection with any Permitted Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions, and

(xv)    casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future)); less

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)     extraordinary gains and unusual or non-recurring gains, and

(ii)     non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated Adjusted EBITDA for such period to the extent excluded from Consolidated Adjusted EBITDA in any prior period,

(c)    increased or decreased by (without duplication):

(i)     any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)     any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),

(iii)    any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, and

(iv)    any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation,

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that solely with respect to calculating the Leverage Ratio for purposes of Section 6.24(a), for the fiscal quarters ending March 29, 2024, Consolidated Adjusted EBITDA shall be determined in accordance with the definition of “Annualized EBITDA”.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)) in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Borrower (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary

(other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.

“Consolidated Net Tangible Assets” means the Borrower’s Consolidated Total Assets, less net goodwill and other intangible assets, less total current liabilities, all as shown on the most recently prepared consolidated balance sheet of the Borrower as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Consolidated Senior Secured Debt” means, at any date of determination, the aggregate principal amount of Total Funded Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or the Restricted Subsidiaries, which Total Funded Debt is not, by its terms, subordinated in right of payment to the Obligations.

“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) or of an affiliated service group under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Increase” has the meaning set forth in Section 6.24(a).

“Covenant Liquidity” means the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower, plus availability under the Revolving Credit Facility, less the aggregate principal amount of Indebtedness incurred pursuant to clause (a) of the definition thereof (but excluding any intercompany Indebtedness) of the Borrower and its Restricted Subsidiaries that matures within 12 months of the relevant date of determination, excluding any Term Loans and the Western Digital Receivables Facility (in an aggregate principal amount not to exceed $500.0 million).

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means the advancing of any Loan.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Declined Proceeds” has the meaning provided in Section 2.8(c)(vii) hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Excess” has the meaning provided in Section 2.8(d) hereof.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such failure has been cured, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit unless such Lender notifies the Administrative Agent in writing or such public statement that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm to the Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt by the Administrative Agent of such written confirmation) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Borrower and the Lenders.

“Departing Administrative Agent” is defined in Section 9.7 hereof.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.17(o) or (p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).

“Disposition” means the sale, lease, conveyance or other disposition of Property pursuant to Section 6.17(p) or Section 6.17(q).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests or as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale shall be subject to the termination of the Facilities), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date.

“Distributions” has the meaning provided in Section 6.20 hereof.

“Documentation Agents” means, collectively, Truist Bank, The Toronto-Dominion Bank, New York Branch, DBS Bank Ltd., BNP Paribas and Bank of the West.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved in writing by (i) the Administrative Agent, (ii) [reserved], and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Prohibited Lenders, (y) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (z) except to the extent provided in Section 10.10(h), the Borrower or any Subsidiary or Affiliate of the Borrower.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to, or in connection with (a) an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, (c) an order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials or the Environment.

“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of the Environment, or health and safety as it relates to exposure to Hazardous Materials or (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those directly or indirectly resulting from or relating to: (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract or written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or in the share capital of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Event” means any one or more of the following: (a) the failure to make a required contribution to any Single Employer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (b) a Reportable Event with respect to any Single Employer Plan; (c) the filing of a notice of intent to terminate any Single Employer Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Single Employer Plan or the termination of any Single Employer Plan under Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Single Employer Plan pursuant to Section 4042 of ERISA; or (e) the complete or partial withdrawal of the Borrower or its Subsidiaries or any Controlled Group member from a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the official lawful currency of the participating member states of the EMU.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property.

“Excess Interest” is defined in Section 10.18 hereof.

“Excluded Debt” means (i) Indebtedness, loans, and advances among the Borrower and any of its Subsidiaries, (ii) any commitments or borrowings under working capital, overdraft or liquidity facilities as in effect from time to time, (iii) any commitments or Indebtedness incurred for purposes of financing any tender offers, open market purchases, redemption, payment at maturity or other exchange of the 2024 Convertible Notes or any Indebtedness to refinance such Indebtedness (including any premiums, interest, fees and expenses and other amounts payable with respect thereto), (iv) Indebtedness with respect to Capital Leases, (v) to the extent constituting Indebtedness, arrangements entered into in connection with the purchase and sale of commodities and related assets, or hedging related thereto, (vi) any bilateral letter of credit facilities, (vii) any borrowings under the Borrower’s Revolving Credit Facility, (viii) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $300,000,000 and (ix) any issuance of convertible debt securities or, to the extent constituting Indebtedness, preferred stock or equity-linked securities issued by the Borrower.

“Excluded Equity Interests” means (a) any capital stock or other Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower, (b) solely in the case of any pledge of voting Equity Interests of any CFC Holdco or any First-Tier Foreign Subsidiary that is a CFC, any voting Equity Interests in excess of 65.00% of the outstanding voting Equity Interests of such entity, (c) any Equity Interests to the extent the pledge thereof would be prohibited by (i) any applicable law or would require governmental consent, approval, license or authorization (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law) or (ii) contractual obligation binding on such Equity Interests on the Amendment No. 2 Effective Date or if later, at the time of the acquisition of such Equity Interests and not incurred in contemplation of such acquisition (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (d) margin stock or any interest in partnerships, joint ventures and non-Wholly-owned Subsidiaries which cannot be pledged without the consent of, or a pledge of which is restricted by (including as a result of a right of first refusal, call option or a similar right or a requirement to give notice that will trigger such right of first refusal, call option or a similar right), one or more third parties other than the Borrower or any of its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), and (e) the Equity Interests of any (i) Immaterial Subsidiary (except to the extent the security interest in such Equity Interest may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Unrestricted Subsidiary, (iii) Captive Insurance Subsidiary, (iv) not-for-profit subsidiary, (v) Receivables Financing Subsidiary, (vi) Subsidiary that is an Excluded Subsidiary described in clauses (e), (f), (g) and (h) of the definition of Excluded Subsidiary, (vii) Subsidiary of a Foreign Subsidiary that is a CFC and (viii) any entity whose Equity Interests are specifically agreed by the Administrative Agent to be Excluded Equity Interests as a result of such entity being disregarded as an entity separate from its owner (within the meaning of U.S. Treasury Regulation 301.7701-3(a)) that owns a Subsidiary that is a CFC, so long as such disregarded entity is a Guarantor and has provided a security interest in its assets pursuant to and to the extent provided in the Collateral Documents.

“Excluded Property” means (a) any Excluded Equity Interests, (b) any property to the extent that the grant of a Lien thereon or perfection of a security interest therein (i) is prohibited by applicable law or contractual obligation, binding on such assets (including, without limitation, Capital Leases) on the Amendment No. 2 Effective Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (ii) requires the consent, approval, license or authorization of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Borrower or any Subsidiary and such third party binding on such assets on the Amendment No. 2 Effective Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) or (iii) other than with respect to the Equity Interests of the Borrower or any Guarantor, would trigger a termination event pursuant to any “change of control” or similar provision binding on such assets on the Amendment No. 2 Effective Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (in each case of clauses (i), (ii) and (iii) of this clause (b), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (c) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (d) all vehicles and other assets subject to certificates of title, (e) Property that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Property, (f) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $30 million, (g) (i) any leasehold real property, (ii) any fee-owned real property having an individual fair market value not exceeding $30 million (as determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation), (iii) any fee-owned real property wherein a portion of said fee-owned real property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (iv) any real property located outside of the United States, and (v) the Great Oaks Property, (h) any letter of credit rights that cannot be perfected by a UCC filing and (i) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property; provided, however, that no Intercompany Notes (as defined in the Security Agreement) shall constitute Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date of the acquisition of such Restricted Subsidiary and not incurred in contemplation of such acquisition) from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Foreign Subsidiary, (c) any CFC Holdco or any Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is not a Material Subsidiary, (e) any Receivables Financing Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) any Subsidiary that is not a Wholly-owned Subsidiary, and (i) any other Subsidiary with respect to which the cost or other consequences (including any adverse tax consequences) of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower; provided that any Subsidiary that is a guarantor under the Existing Loan Agreement may not constitute an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Loan Party or the grant of such security interest, as applicable, becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent and each Lender, (i) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of the Administrative Agent or such Lender, as applicable, being organized or having its principal executive office (or, in the case of a Lender, its applicable Lending Office) located in, such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection between the Administrative Agent or such Lender, as applicable, and such jurisdiction (or any political subdivision thereof), other than a connection arising from executing, delivering, entering into, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (ii) any Taxes attributable to a Lender’s failure to comply with Section 10.1(c), (iii) in the case of a Lender (other than a Lender becoming a party hereto pursuant to the Borrower’s request under Section 8.5), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts or indemnification under Section 10.1, or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of January 7, 2022, by among the Borrower, as the lead borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Notes Indenture” means that certain Indenture, dated as of December 10, 2021, between the Borrower and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of December 10, 2021,

“Facility” means any Term Facility.

“FATCA” means Sections 1471-1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury Regulations promulgated thereunder or official guidance or interpretations issued pursuant thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above), any intergovernmental agreement implementing such sections of such Code, and any fiscal or regulatory legislation, rules or practices adopted implementing such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the Equity Interests of which are directly owned by the Borrower or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Fiscal Quarter End Date” means the last day of each fiscal quarter of the Borrower, which shall be June 30, 2023, September 29, 2023, December 29, 2023, March 29, 2024 and June 28, 2024; provided that in each case if such day is not a Business Day, the Fiscal Quarter End Date shall be the immediately preceding Business Day; provided further that if the Borrower changes the last day of any fiscal quarter to a date (a “changed date”) on or about the date specified above (a “specified date”), such changed date shall be deemed to be the Fiscal Quarter End Date with respect to such specified date.

“Fitch” means Fitch, Inc.

“Fixed Amounts” is defined in Section 1.3(a) hereof.

“Flash Business” means the “Flash” operating segment of the Borrower described in the Borrower’s Form 10-K for the fiscal year ended July 1, 2022.

“Flash Ventures” means Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation (or any of its Affiliates).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute there-to and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be 0%.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Free Cash Flow” means cash flows of the Borrower and its subsidiaries provided by operating activities, less purchases of property, plant and equipment, net, and the activity related to Flash Ventures, net, calculated in a manner consistent with the Borrower’s historical reporting practices; provided that Free Cash Flow shall exclude up to $725,000,000 of future settlement payments to the Internal Revenue Service with respect to statutory notices of deficiency and notices of proposed adjustments with respect to transfer pricing with the Borrower’s foreign subsidiaries and intercompany payable balances for years 2008 through 2015.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Borrower, as determined in accordance with GAAP in good faith by the Borrower without intercompany eliminations.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Global Intercompany Note” means the Global Intercompany Note, substantially in the form of Exhibit L to this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grantors” means the Borrower and the Guarantors.

“Great Oaks Property” means (i) 14 individually numbered buildings with miscellaneous uses located at 5601 Great Oaks Parkway, San Jose, CA 95119 (APN 706-07-020), (ii) 2 individually numbered buildings used for development and administration located at 5601 Great Oaks Parkway, San Jose, CA 95119 (APN 706-07-020) and (iii) 2 preservation buildings located as Lexington Avenue, San Jose, CA 95119, adjacent to 5601 Great Oaks Parkway, San Jose, CA 95119 (APN 706-07-020).

“Great Oaks Sale/Leaseback Transaction” means any arrangement relating to the Great Oaks Property whereby the Lead Borrower or a Subsidiary of Lead Borrower transfers such property to an unaffiliated third party and the Lead Borrower or a Subsidiary of Lead Borrower subsequently leases such property (or a portion thereof).

“Guarantor” is defined in Section 4.3 hereof.

“Guaranty” is defined in Section 4.3 hereof.

“Hazardous Material” means any (a) asbestos, asbestos-containing materials, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to any Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity arrangements or precious metal hedging arrangements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Immaterial Subsidiary” has the meaning set forth in the definition of “Material Subsidiary.”

“incur” is defined in Section 6.15 hereof.

“Indebtedness” means for any Person (without duplication):

(a)    all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,

(b)    all indebtedness for the deferred purchase price of Property,

(c)    all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,

(d)    all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee,

(e)    any liability in respect of banker’s acceptances or letters of credit,

(f)    any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by the Borrower or its Subsidiaries at the time of acquisition thereof,

(g)    [reserved], and

(h)    all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof,

provided that the term “Indebtedness” shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) any earn-out obligation in connection with an Acquisition except to the extent that the amount payable pursuant to such earnout becomes payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (v) any leases or guarantees of leases, in each case that is not a Capital Lease, including of joint ventures. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the fair market value of the property encumbered thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Information” has the meaning provided in Section 10.23 hereof.

“Intellectual Property Security Agreements” means any of the following agreements executed on or after the Amendment No. 2 Effective Date: (a) a Trademark Security Agreement substantially in the form of Exhibit I-1, (b) a Patent Security Agreement substantially in the form of Exhibit I-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit I-3.

“Intercreditor Agreement” means an intercreditor agreement dated as of the Amendment No. 2 Effective Date, among the Loan Parties, the Collateral Agent and the collateral agent in respect of the Existing Loan Agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Interest Period” means, with respect to Term Benchmark Loans, the period commencing on the date a Borrowing of Term Benchmark Loans is advanced, continued or created by conversion and ending 1 or 3 months thereafter (as selected by the Borrower); provided, however, that:

(i)     whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; and

(ii)     a month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Keybank Capital Markets Inc., U.S. Bank National Association, RBC Capital Markets1, Truist Securities, Inc., TD Securities (USA) LLC, BNP Paribas Securities Corp., Bank of the West and DBS Bank Ltd.

“Lender-Related Person” is defined in Section 10.13(b) hereof.

“Lenders” means the several banks and other financial institutions and other lenders from time to time party to this Agreement (excluding Prohibited Lenders), including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date to Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then ended.

“Lien” means, with respect to any Property, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided that in no event shall a lease that is not a Capital Lease be deemed to constitute a Lien.

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Liquidity” means the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower, plus availability under the Borrower’s Revolving Credit Facility, less the aggregate principal amount of Indebtedness incurred pursuant to clause (a) of the definition thereof (but excluding any intercompany Indebtedness) of the Borrower and its Subsidiaries that matures within 12 months of the relevant date of determination, excluding the 2024 Convertible Notes and the Western Digital Receivables Facility (in an aggregate principal amount not to exceed $500.0 million).

“Loan” means any Term Loan.

“Loan Documents” means this Agreement, the Guaranty, the Collateral Documents, the Intercreditor Agreement, any additional intercreditor agreements contemplated by Section 9.12(v) hereof, other than for purposes of Section 10.11, the Notes (if any), Amendment No. 2 and Amendment No. 2.

“Loan Parties” means the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Obligations), of any one (1) or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $500 million.

“Material Intellectual Property” mean intellectual property of the Borrower or any Subsidiary that is material to the business of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Borrower).

“Material Subsidiary” means and includes (i) each Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), except any Restricted Subsidiary that does not have (together with its Subsidiaries) at any time, Consolidated Total Assets the book value of which constitutes more than 5.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such time (any such Subsidiary, an “Immaterial Subsidiary”, and all such Subsidiaries, the “Immaterial Subsidiaries”); provided that at no time shall the book value of the Consolidated Total Assets of all Immaterial Subsidiaries equal or exceed 10.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (ii) each Restricted Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.

“Maximum Rate” is defined in Section 10.18 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, trust deed or deed to secure debt in form and substance reasonably satisfactory to the Collateral Agent and its counsel and covering a Mortgaged Property, duly executed by the appropriate Loan Party.

“Mortgaged Property” means all fee-owned real property of any Grantor that is not an Excluded Property.

“Multiemployer Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Net Debt Proceeds” shall mean, with respect to the incurrence or issuance by the Borrower or any of its Wholly-owned Subsidiaries of any Indebtedness pursuant to clause (a) of the definition thereof (other than Excluded Debt), the excess of: (a) the aggregate amount of cash proceeds actually received by the issuer of such Indebtedness from such incurrence or issuance, over (b) the amount of all reasonable and customary underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements, all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence or issuance which are not payable to the Borrower or an Affiliate thereof.

“Net Cash Proceeds” means, with respect to any mandatory prepayment event pursuant to Section 2.8(c), (a) the gross cash and cash equivalent proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such prepayment event or issuance, as the case may be, less (b) the sum of:

(i)    The Borrower’s good faith estimate of taxes paid or payable in connection with any such prepayment event,

(ii)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) associated with the assets that are the subject of such prepayment event, and retained by the Borrower (or any of its members) or any of the Restricted Subsidiaries, including, with respect to Net Cash Proceeds from a Disposition, liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction,

(iii)    in the case of a Disposition, (x) the amount of any Indebtedness (other than Indebtedness under this Agreement or Indebtedness that is secured by Collateral on a pari passu or junior basis with Indebtedness under this Agreement (other than Capitalized Lease Obligations)) secured by a Lien permitted hereunder on the assets that are the subject of such prepayment event that is repaid upon consummation of such prepayment event or otherwise subject to mandatory prepayment as a result of such event and (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or the Restricted Subsidiaries as a result thereof, and

(iv)    attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary costs and fees payable in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” is defined in Section 8.5 hereof.

“Note” and “Notes” is defined in Section 2.12(d) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Restricted Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including all interest, fees and other amounts which, but for the filing of any insolvency or bankruptcy proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees or other amounts in such proceeding; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligation.

“Other Applicable Indebtedness” is defined in Section 2.8(c)(ii) hereof.

“Other Taxes” is defined in Section 10.4 hereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” is defined in Section 10.10(d) hereof.

“Participant Register” is defined in Section 10.10(d) hereof.

“Patriot Act” is defined in Section 5.21(b) hereof.

“Payment” is defined in Section 9.14(i) hereof.

“Payment Notice” is defined in Section 9.14(ii) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Term Loan Percentage.

“Perfection Certificate” means the perfection certificate dated as of the Amendment No. 2 Effective Date executed by the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Acquisition” means any Acquisition by the Borrower or a Restricted Subsidiary that is a Domestic Subsidiary with respect to which all of the following conditions shall have been satisfied:

(a)    after giving effect to the Acquisition, the Borrower is in compliance with Section 6.13 hereof;

(b)    the Total Consideration for any acquired business that does not become a Guarantor (or the assets of which are not acquired by the Borrower or a Guarantor), when taken together with the Total Consideration for all such acquired businesses acquired after the Amendment No. 2 Effective Date, does not exceed the sum of (i) the greater of $350 million and 1.25% of Consolidated Total Assets (measured as of the date of such Acquisition and calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) plus (ii) the Available Amount at such time plus (iii) amounts available under Section 6.19(f) plus (iv) amounts available under Sections 6.19(d) and 6.19(e); provided that this clause (b) shall not apply to the extent (x) the relevant Acquisition is made with proceeds of sales of, or contributions to, the common equity of the Borrower or (y) (1) the Person so acquired (or the Persons owning such assets so acquired) (A) has its primary headquarters in the United States, (B) is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia and (C) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors and (2) the assets owned by subsidiaries of such Person that do not become Guarantors do not comprise more than 40% of the assets of the consolidated target (determined by reference to the book value of such assets);

(c)    if a new Subsidiary (other than an Excluded Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, such new Subsidiary shall be a Domestic Subsidiary and the Borrower shall have complied with the requirements of Article 4 hereof in connection therewith (as and when required by Article 4); and

(d)    (i) no Event of Default (or in the case of Permitted Acquisitions whose consummation is not conditioned on the availability of, or on obtaining, third party financing and for which third party financing is committed or otherwise obtained, no Event of Default under Section 7.1(a), (j) or (k)) shall exist and (ii) the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00, in the case of each of clauses (i) and (ii), on the date the relevant Acquisition is consummated and after giving effect thereto, or, at the Borrower’s election, the date of the signing of the acquisition agreement with respect thereto; provided that if the Borrower has made such an election, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and until the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated or expires, such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated, except to the extent such calculation would result in a lower Leverage Ratio or Senior Secured Leverage Ratio than would apply if such calculation was made without giving Pro Forma Effect to such Acquisition, other Specified Transactions and Indebtedness.

“Permitted Liens” is defined in Section 6.16 hereof.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Borrower (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Borrower or any Subsidiary other than any Receivables Financing Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any Single Employer Plan or Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 10.25.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“primary obligations” has the meaning assigned to such term in the definition of “Contingent Obligation.”

“primary obligor” has the meaning assigned to such term in the definition of “Contingent Obligation.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase or decrease in Consolidated Adjusted EBITDA projected by the Borrower in good faith based on the Borrower’s reasonable assumptions as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings within 18 months of the date thereof, or (b) any additional costs incurred prior to or during such Post-Transaction Period to effect operating expense reductions and other operating improvements or synergies reasonably expected to result from a Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated Adjusted EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Consolidated Adjusted EBITDA for

any period, together with any amounts added back pursuant to clauses (a)(viii) and (a)(xii) of the definition of “Consolidated Adjusted EBITDA” for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to such add-back).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Prohibited Lender” means (a) any Person identified in writing upon two (2) Business Days’ notice by the Borrower to the Administrative Agent that is at the time a competitor of the Borrower or any of its Subsidiaries or (b) any Affiliate of any Person described in clause (a) above to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent the list of Prohibited Lenders described in clause (a) is made available to all Lenders (either by the Borrower or by the Administrative Agent with the Borrower’s express authorization) on the Platform; it being understood that to the extent the Borrower provides such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto) on the Platform; provided that no supplement to the list of Prohibited Lenders described in clause (a) shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.25(a).

“Qualified Public Offering” means the issuance by the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.27.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly-owned Subsidiary of the Borrower formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means any incurrence by the Borrower or any Restricted Subsidiary of Indebtedness which serves to refund or refinance other Indebtedness or any Indebtedness issued to so refund, replace or refinance (herein, “refinance”) such Indebtedness, including, in each case, additional Indebtedness incurred to pay accrued but unpaid interest, premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith; provided that, solely with respect to the 2024 Convertible Notes, such Refinancing Indebtedness may be incurred at any time prior to the maturity thereof so long as the terms of such Refinancing Indebtedness require that the use of proceeds be used to refinance the 2024 Convertible Notes (any such Refinancing Indebtedness incurred prior to the maturity of the 2024 Convertible Notes, the “2024 Convertible Notes Early Refinancing Indebtedness”); provided further, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)    to the extent such Refinancing Indebtedness refinances Indebtedness that was originally (1) subordinated or pari passu to the Obligations (other than Indebtedness incurred under clause (w) of Section 6.15), such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded, (2) secured by the Collateral on a pari passu or junior basis, such Refinancing Indebtedness is secured only by the Collateral and only to the extent as the Indebtedness being refinanced or refunded (but, for the avoidance of doubt, may be unsecured), (3) secured by assets other than the Collateral, such Refinancing Indebtedness is secured only by assets other than the Collateral or (4) unsecured, such Refinancing Indebtedness is unsecured; and

(iii)    shall not include Indebtedness of a non-Loan Party that refinances Indebtedness of a Loan Party;

provided that, notwithstanding the foregoing, clause (ii) shall not apply to the 2029 Senior Unsecured Notes or the 2032 Senior Unsecured Notes so long as each of the 2029 Senior Unsecured Notes or the 2032 Senior Unsecured Notes is secured equally and ratably by the Collateral as required by the Existing Notes Indenture as in effect as of the Amendment No. 2 Effective Date.

“Register” is defined in Section 10.10(c)(i) hereof.

“Rejecting Lender” is defined in Section 2.8(c)(vii) hereof.

“Refunding Capital Stock” is defined in Section 6.20(g) hereof.

“Related Assets” has the meaning specified in the definition of “Permitted Receivables Financing.”

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, administrators, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration on, at, under, into or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means, (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections 27, 28, 29, 30, 31, 32, 34 or 35 of PBGC Regulation Section 4043.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Unused Term Loan Commitments constitute more than 50.00% of the sum of the total outstanding Loans and Unused Term Loan Commitments; provided that the portion of the outstanding Loans and Unused Term Loan Commitments, held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means any executive officer (including, without limitation, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director, controller, any vice president, secretary and assistant secretary), any authorized person or financial officer of such person, any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and with respect to any Loan Party that is a limited liability company, any manager thereof appointed pursuant to the organizational documents of such Loan Party.

“Restricted Asset Sale Amount” is defined in Section 2.8(c)(vi) hereof.

“Restricted Debt Payment” is defined in Section 6.22(a) hereof.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. As of the Amendment No. 2 Effective Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.

“Revolving Credit Facility” means any “Revolving Facility” as defined in the Existing Loan Agreement.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or a Subsidiary of the Borrower on the Closing Date or thereafter acquired by the Borrower or a Subsidiary of the Borrower whereby the Borrower or the Borrower’s Subsidiary transfers such property to a Person and the Borrower or the Borrower’s Subsidiary leases it from such Person.

“Sanctioned Country” means, at any time, any country or territory that is, or whose government is, the subject or target of any Sanctions that broadly restrict or prohibit trade and investment or other dealings with that country, territory or government. As of the Closing Date, the following countries or territories are “Sanctioned Countries”: Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained and published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person controlled by, or acting for the benefit of or on behalf of, any such Person.

“Sanctions” means any economic or trade sanctions enacted, imposed, administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom.

“SEC Documents” means the Borrower SEC Documents.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit J, dated as of the Amendment No. 2 Effective Date by and between the Loan Parties party thereto and the Collateral Agent.

“Security Agreement Supplement” means an Assumption and Supplemental Security Agreement in the form attached to the Security Agreement as Schedule F.

“Senior Secured Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then most recently ended.

“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either is maintained by a member of the Controlled Group (including the Borrower) for current or former employees of a member of the Controlled Group (including the Borrower).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit E to this Agreement.

“specified date” has the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Specified Transaction” means, with respect to any period, (a) the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)), (b) any Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (c) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division of the Borrower or such Subsidiary ), (d) any retirement or repayment of Indebtedness or (e) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.00% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one (1) or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Subsidiary Indebtedness” means any Indebtedness of a Subsidiary.

“Swap Obligation” has the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“Syndication Agents” means, collectively, Keybank National Association, U.S. Bank National Association and Royal Bank of Canada.

“Taxes” means all present or future taxes, levies, imposts, duties, deduction, withholdings (including backup withholding), value added taxes, sales and use taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Facility” means the credit facility for the Term Loans described in Section 2.1(a) hereof.

“Term Lender” means a Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans hereunder on the Term Loan Funding Date. The aggregate amount of the Term Loan Commitments of all Term Lenders as of the Amendment No. 2 Effective Date is $600,000,000. The Term Loan Commitment of each Term Lender shall be automatically and permanently reduced by the aggregate principal amount of Term Loans made from time to time by such Term Lender pursuant to Section 2.1.

“Term Loan Commitment Termination Date” means the earliest to occur of (i) the Term Loan Funding Date, (ii) the date on which all unfunded Term Loan Commitments have been reduced to $0 or terminated by the Borrower pursuant to Section 2.10(b) and (iii) August 14, 2023.

“Term Loan Funding Date” means the date on which the Term Loans are funded hereunder, which shall in no event be prior to the Closing Date nor after August 14, 2023.

“Term Loan Maturity Date” means the earliest of (i) the date which is 364 days following the earlier of (x) June 30, 2023 and (y) the Term Loan Funding Date, (ii) to the extent any 2024 Convertible Notes are outstanding on the date that is 91 days prior to the date of the maturity of such 2024 Convertible Notes, the date that is 91 days prior to the date of the maturity of the 2024 Convertible Notes unless the on such date Borrower has Liquidity in the amount of at least (x) $1,400 million plus (y) the principal amount the 2024 Convertible Notes outstanding on such date, (iii) to the extent the Borrower amends this Agreement to release all or substantially all of the value of the Collateral (except as expressly provided in the Loan Documents) without the consent of each Lender, the date of effectiveness of such amendment and (iv) to the extent the Borrower amends this Agreement to (x) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation or (y) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case, without the written consent of each Lender directly and adversely affected thereby, the date of effectiveness of such amendment.

“Term Loan Percentage” means, for any Term Lender, the percentage held by such Term Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Loans” means the term loans to be made by the Term Lenders to the Borrower pursuant to Section 2.1 on the Term Loan Funding Date.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” is defined in the lead-in of Article 6 hereof.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) Indebtedness for borrowed money payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the amount of Indebtedness assumed in connection with any Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) of such definition (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of the Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP; provided that any 2024 Convertible Notes Early Refinancing Indebtedness up to the principal amount of the 2024 Convertible Notes outstanding at any time shall be excluded.

“Trade Date” has the meaning set forth in Section 10.10(b)(ii)(A).

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the transactions contemplated by this Agreement and the other Loan Documents and (b) the payment of the Transaction Expenses.

“Treasury Capital Stock” is defined in Section 6.20(g) hereof.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“UCC” means the Uniform Commercial Code or any successor provision thereof as in effect from time to time (except as otherwise specified) in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.9 subsequent to the Amendment No. 2 Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“Unused Term Loan Commitments” means, at any time, the difference between the Term Loan Commitments then in effect and the aggregate outstanding principal amount of Term Loans.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(c)(ii)(B)(iii) hereof.

“Voting Stock” of any Person means capital stock, shares or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock, shares or other Equity Interests having such power only by reason of the happening of a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:

(a)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b)    the sum of all such payments.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Western Digital Receivables Facility” means that certain Amended and Restated Uncommitted Receivables Purchase Agreement, dated as of September 21, 2018 (as amended, modified or supplemented from time to time), by and among Western Digital Technologies, Inc., Western Digital (UK) Limited, Western Digital (Singapore) Pte. Ltd., Western Digital Corporation and Bank of the West.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by any one (1) or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    Terms Generally. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Unless otherwise specified therein, references in a particular agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, such agreement. The term “including” is by way of example and not limitation. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any other Loan Document). All terms that are used in this Agreement or any other Loan Document which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement or such other Loan Document shall otherwise specifically provide.

(b)    Times of Day. All references to time of day herein are references to New York City, New York time unless otherwise specifically provided.

(c)    Accounting Terms; GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, (a) except as otherwise provided herein in the definition of “Capital Lease” and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities by the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Account Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.3    Certain Determinations.

(a)    In calculating the Leverage Ratio and/or the Senior Secured Leverage Ratio for purposes of determining the permissibility of any incurrence of Indebtedness hereunder with respect to the amount of any Indebtedness incurred in reliance on a provision of this Agreement that does not require compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test (any such amounts, the “Fixed Amounts”) which is incurred substantially concurrently with any Indebtedness incurred in reliance on a provision of this Agreement that requires compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test, it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of Indebtedness for purposes of such Leverage Ratio and/or Senior Secured Leverage Ratio test; provided that notwithstanding the foregoing, any provision of this Agreement requiring Pro Forma Compliance with Section 6.24 (or any part thereof), including in connection with a transaction, such as a Permitted Acquisition, must be satisfied on a Pro Forma Basis, including for the incurrence of Indebtedness, regardless of the provision under which such Indebtedness is or will be incurred.

(b)    Notwithstanding anything to the contrary herein, financial ratios and tests (including the Leverage Ratio and the Senior Secured Leverage Ratio (and the components of each of the foregoing)) and the amount of Consolidated Total Assets (and the components thereof) contained in this Agreement that are calculated with respect to any test period shall be calculated on a Pro Forma Basis.

Section 1.4    Change in Accounting Principles. If, after the Closing Date, there shall occur any change in GAAP (except as otherwise provided herein in the definition of “Capital Lease”) from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with Section 1.3(b), financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.

Section 1.5    Currency Generally. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country, the adoption of the Euro by any member state of the European Union and any relevant market convention or practice relating to such change in currency or relating to the Euro.

Section 1.6    Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2.    THE LOAN FACILITIES.

Section 2.1    The Term Loans.

(a)    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a Term Loan to the Borrower on the Term Loan Funding Date, in an aggregate principal amount not to exceed its Term Loan Commitment as of such date (determined immediately prior to giving effect to the making of any such Term Loan) provided that (i) there shall be only one Borrowing of Term Loans and any Term Loan Commitments that remain undrawn on the Term Loan Funding Date shall automatically be terminated on such date. The Term Loans shall have the terms set forth in this Agreement and Loan Documents; it being understood that the Term Loans (and all principal, interest and other amounts in respect thereof) will constitute “Obligations” under this Agreement and the other Loan Documents. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the Term Loans comprising the Borrowing hereunder of Term Loans be Base Rate Loans or Term Benchmark Loans. For the avoidance of doubt, no RFR Borrowings will be permitted hereunder unless and until it has been implemented as a Benchmark Replacement pursuant to Section 8.3.

(b)    Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.2    [Reserved].

Section 2.3    [Reserved].

Section 2.4    Applicable Interest Rates.

(a)    Term Base Rate Loans. Each Term Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Term Benchmark Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).

(b)    Term Benchmark Term Loans. Each Term Loan that is a Term Benchmark Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR Rate applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

(c)    Term RFR Loans.    Each Term Loan that is a RFR Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Base Rate Loans until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Daily Simple SOFR from time to time in effect, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and at maturity (whether by acceleration or otherwise).

(d)    [Reserved].

(e)    [Reserved].

(f)    [Reserved].

(g)    Default Rate. While any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest or fees), or, with respect to the Borrower, Section 7.1(j) or (k) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the overdue amounts of all Loans, interest or fees owing hereunder by it at a rate equal to 2.00% per annum plus (i) in the case of Loans, the interest rate otherwise applicable thereto and (ii) otherwise, the rate applicable to Term Loans that are Base Rate Loans. Such interest shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders.

(h)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5    Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)    Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Dollars and (ii) 1:00 p.m. (New York time) on the date the Borrower requests the Lenders to advance a Borrowing of

Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, with respect to Base Rate Loans and Term Benchmark Loans that are denominated in Dollars, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Term Benchmark Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Term Benchmark Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Loans is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Term Benchmark Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Term Benchmark Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Term Benchmark Loans must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion of a Borrowing of Loans that are denominated in Dollars. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans and Term Benchmark Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Term Benchmark Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing of Term Benchmark Loans, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Term Benchmark Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Term Benchmark Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, automatically be converted into a Borrowing of Base Rate Loans.

(d)    Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of Loans, subject to Article 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Loans to an account designated by the Borrower in the applicable notice of borrowing.

(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the date (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.6    Minimum Borrowing Amounts; Maximum Term Benchmark Loans. Each Borrowing of Base Rate Loans advanced under the Facility shall be in an amount not less than $1.0 million or such greater amount that is an integral multiple of $1.0 million. Each Borrowing of Term Benchmark Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to $1.0 million or such greater amount that is an integral multiple of $1.0 million. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Term Benchmark Loans outstanding at any one time.

Section 2.7    Maturity of Loans.

(a)    Scheduled Payments of Term Loans. The Term Loans, both for principal and interest, shall mature and become due and payable by the Borrower on the Term Loan Maturity Date.

(b)    [Reserved].

Section 2.8    Prepayments.

(a)    Voluntary Prepayments of Term Loans.

(i)     The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (except as set forth in Section 8.1 below) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5.0 million or such greater amount that is an integral multiple of $1.0 million or, if less, the entire principal amount thereof then outstanding. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each prepayment under this Section 2.8 prior to 1:00 p.m. (New York time) at least one (1) Business Day in the case of Base Rate Loans or two (2) Business Days in the case of Term Benchmark Loans prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.

(ii)     [Reserved].

(b)    [Reserved].

(c)    Mandatory Prepayments.

(i)     Within forty-five (45) days (or, in the case of a reduction of Term Loan Commitments, within five (5) Business Days) of the receipt by the Borrower or any of its Wholly-owned Subsidiaries of any Net Debt Proceeds from the incurrence of any Indebtedness pursuant to clause (a) the definition thereof by the Borrower or any of its Wholly-owned Subsidiaries (other than Excluded Debt), the Borrower shall prepay any outstanding Term Loans or reduce any outstanding Term Loan Commitments in an amount equal to one hundred percent (100%) of such Net Debt Proceeds, to be applied as set forth in Section 2.9. Nothing in this Section 2.8(c)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement unless resulting in a payment in full.

(ii)    From and after the Amendment No. 2 Effective Date, (x) if the Borrower or any Restricted Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $15.0 million in a single transaction or in a series of related transactions or $25.0 million in the aggregate for all such Dispositions or Events of Loss during such fiscal year, then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Term Loans, in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds in excess of the amount specified above and (y) promptly and in any event within five (5) Business Days of receipt by the Borrower or any Restricted Subsidiary of the Net Cash Proceeds in respect of any Disposition of the Great Oaks Property (including the Great Oaks Sale/Leaseback Transaction), the Borrower shall prepay the Term Loans, in an aggregate amount equal to 50.00% of the amount of all such Net Cash Proceeds; provided that, in the case of each Disposition (other than any Disposition of the Great Oaks Property) and Event of Loss, if the Borrower or the applicable Restricted Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the operations of the Borrower or its Subsidiaries, then the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested within such twelve-month period, or the Borrower or a Restricted Subsidiary has committed to so invest or reinvest such Net Cash Proceeds during such twelve-month period and such Net Cash Proceeds are so reinvested within 180 days after the expiration of such twelve-month period; provided, however, that if any Net Cash Proceeds have not been so invested or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Term Loans in the amount of such Net Cash Proceeds in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower is required to prepay or offer to repurchase any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.8(c)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class pro rata, until paid in full.

(iii)    [Reserved].

(iv)    [Reserved].

(v)     [Reserved].

(vi)    Notwithstanding any provision under this Section 2.8(c) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.8(c)(ii) above shall not be required to be so prepaid to the extent any such Disposition is consummated by a Foreign Subsidiary, such Net Cash Proceeds in respect of any Event of Loss are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) if the Borrower determines in good faith that the repatriating of any amounts required to mandatorily prepay the Loans pursuant to Section 2.8(c)(ii) above would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) (such amount in clauses (A) and (B), a “Restricted Asset Sale Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.8(c)(ii) shall be reduced by the Restricted Asset Sale Amount until such time as it may repatriate such Restricted Asset Sale Amount without incurring such tax liability.

(vii)    Notwithstanding the foregoing, each Term Lender shall have the right to reject its applicable Term Loan Percentage of any mandatory prepayment of the Term Loans pursuant to Section 2.8(c)(ii) above (each such Lender, a “Rejecting Lender”); provided that any amount rejected by a Rejecting Lender may be retained by the Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).

(viii)    Unless the Borrower otherwise directs, prepayments of Term Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Term Benchmark Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid together with any amounts due the Lenders under Section 8.1. Except as otherwise provided in Section 2.8(c)(ii), mandatory prepayments of the Term Loans shall be applied to the Term Loans on a pro rata basis and applied to the installments thereof as directed by the Borrower, or if not so specified before the date of required payment, in the direct order of maturity other than with respect to that portion of any installment held by a Rejecting Lender.

(d)    Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) [reserved] and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(e)    The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

Section 2.9    Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without setoff or counterclaim, except as provided in Section 10.7. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:

(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)    third, to the payment of principal on the Term Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)    fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)    fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 2.10    Commitment Terminations and Reductions.

(a)    The Term Loan Commitment of each Term Lender shall be automatically and permanently terminated on the Term Loan Commitment Termination Date. The Term Loan Commitment of each Term Lender shall be automatically and permanently reduced upon any mandatory prepayment pursuant to Section 2.8(c) (to the extent of the amount of such mandatory prepayment to such Term Lender).

(b)    The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments; provided that each reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Term Loan Commitments under clause (b) of this Section 2.10 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.10 shall be irrevocable; provided that a notice of termination or reduction of the Term Loan Commitments delivered by the Borrower may state that such notice is conditioned on the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Term Loan Commitments shall be permanent. Each reduction of the Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

Section 2.11    [Reserved].

Section 2.12    Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Term Benchmark Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit D (referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one (1) or more Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13    Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Term Loan Percentages a commitment fee at a rate of 0.20% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Term Loan Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Term Loan Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on each Fiscal Quarter End Date (commencing on the first such date occurring after the Closing Date).

(b)    [Reserved].

(c)    [Reserved].

(d)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)    Fees Generally. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders. Once paid when due and payable, none of the fees shall be refundable under any circumstances.

Section 2.14    [Reserved].

Section 2.15    [Reserved].

Section 2.16     [Reserved].

Section 2.17    [Reserved].

Section 2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Fees shall cease to accrue for such Defaulting Lender pursuant to Section 2.13.

(b)    The Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.

ARTICLE 3.    CONDITIONS PRECEDENT.

Section 3.1    All Credit Extensions. At the time of each Credit Extension made after the Closing Date hereunder:

(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as of said time, except to the extent the same expressly relate to an earlier date;

(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension; and

(c)    the Administrative Agent shall have received the notice required by Section 2.5 hereof.

Each request for a Borrowing covered under this Section 3.1 shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section 3.1.

Section 3.2    Closing Date. The effectiveness of the Term Loan Commitments hereunder are subject solely to the satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (and, to the extent requested by the Administrative Agent, followed promptly by originals) unless otherwise specified:

(1)    counterparts of this Agreement executed by the Borrower and the Term Lenders; and

(2)    a Note executed by the Borrower in favor of each Term Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(3)    a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower;

(4)    (i) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of the Borrower and certified as of a recent date by the appropriate governmental official (or a representation that such documents have not been amended since the prior date of delivery); (ii) incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Closing Date; (iii) resolutions of the board of directors or similar governing body of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party as of the Closing Date, certified as of the Closing Date by the Borrower as being in full force and effect without modification or amendment; and (iv) copies of the certificates of good standing or the equivalent (if any) for the Borrower from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, in each case dated a recent date prior to the Closing Date; and

(5)    a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 3.2 as of the Closing Date.

(b)    All reasonable and documented out-of-pocket fees and expenses due to the Administrative Agent and the Joint Lead Arrangers and required to be paid on the Closing Date shall have been paid (or the Borrower shall have made arrangements reasonably satisfactory to the Administrative Agent for such payment).

(c)    As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(d)    Each of the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be and remain true and correct in all material respects (or, if qualified as to “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) as of the Closing Date, except to the extent the same expressly relate to an earlier date.

(e)    Since July 1, 2022, there shall not have occurred any Material Adverse Effect.

(f)    (i) The Administrative Agent shall have received, no later than 3 Business Days in advance of the Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing at least seven (7) Business Days prior to the Closing Date by the Term Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 3 Business Day days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least seven (7) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f)(ii) shall be deemed to be satisfied).

(g)    The Administrative Agent shall have received an executed Solvency Certificate signed on behalf of the Borrower, dated the Closing Date.

(h)    The Borrower shall have paid to the Administrative Agent, for the ratable account of each Lender, an upfront fee equal to 0.10% of the aggregate principal amount of Term Loan Commitments of such Lender on the Closing Date.

ARTICLE 4.    THE COLLATERAL AND THE GUARANTY.

Section 4.1    Collateral. As of the Amendment No. 2 Effective Date, subject to Section 4.5 below, the Obligations shall be secured by (a) valid, perfected and enforceable Liens in favor of the Collateral Agent for the benefit of the Secured Parties on all right, title and interest of each Grantor in all capital stock and other Equity Interests (other than Excluded Equity Interests) held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected and enforceable Liens in favor of the Collateral Agent for the benefit of the Secured Parties on all right, title and interest of each Grantor in all personal property and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof (other than Excluded Property).

Section 4.2     Liens on Real Property. After the Amendment No. 2 Effective Date (other than during a Collateral and Guarantee Suspension Period), in the event that (i) any Grantor hereafter acquires fee-owned real property having a fair market value in excess of $30 million (as determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation) (other than any Excluded Property) or (ii) the Great Oaks Property ceases to constitute an Excluded Property, within 90 days following the acquisition thereof or the date the Great Oaks Property ceases to constitute an Excluded Property, as applicable (or, in each case, such longer period as to which the Administrative Agent may consent), the Borrower shall, or shall cause such Grantor to execute and deliver to the Collateral Agent (or a security trustee therefor), (a) a Mortgage encumbering such Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Grantor that is the owner of such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent; (b) with respect to each Mortgage, a title insurance policy (or marked up lender’s title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount of the fair market value (as determined by the Borrower in good faith) of such Mortgaged Property and fixtures, which policy (or such marked up commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company (the “Title Company”), (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning (it being agreed that Administrative Agent shall accept zoning reports in lieu of zoning endorsements in any jurisdiction where the cost of such endorsements exceeds $1,000 per property), contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), such Title Policy shall not include a general mechanic’s lien exception, and (D) contain no exceptions to title other than Permitted Liens; (c) ALTA/ACSM surveys with respect to each such Mortgaged Property; provided, however, that an ALTA/ACSM survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable title insurance policy; (d) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower; (e) such customary affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above; (f) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the

Mortgages and issuance of the Title Policy/ies contemplated above; (g) favorable written opinions, addressed to the Collateral Agent and the Secured Parties, of local counsel to the Grantors in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Grantor granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Grantor, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and (h) certificates of insurance evidencing the insurance required under this Agreement, for the purpose of granting to the Collateral Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations and shall pay all taxes and reasonable costs and expenses incurred by the Collateral Agent in recording such Mortgage; provided if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value (without requirement of delivery of an appraisal or other third-party valuation) of such Mortgaged Property, as reasonably determined by the Borrower in good faith.

Section 4.3    Guaranty. As of the Amendment No. 2 Effective Date, the payment and performance of the Obligations shall at all times be guaranteed by each Restricted Subsidiary (other than an Excluded Subsidiary), including any Immaterial Subsidiary which becomes a Material Subsidiary (each, a “Guarantor” and, collectively, the “Guarantors”) pursuant to a guaranty agreement in substantially the form attached as Exhibit K, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”).

Section 4.4    Further Assurances. On and after the Amendment No. 2 Effective Date, the Borrower agrees that it shall, and shall cause each Grantor to, from time to time at the request of the Administrative Agent, the Collateral Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Restricted Subsidiary (other than an Excluded Subsidiary) forms or acquires any other Restricted Subsidiary (other than an Excluded Subsidiary), or any Immaterial Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary) after the Amendment No. 2 Effective Date, on or prior to the later to occur of (a) 60 days following the date of such acquisition or formation or event and (b) the date of the required delivery of the Compliance Certificate following the date of such acquisition, formation or event (or such longer period as to which the Administrative Agent may consent), the Borrower shall cause such Restricted Subsidiary to execute such guaranties and Collateral Documents (or supplements, assumptions or amendments to existing guaranty and Collateral Documents) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent or the Collateral Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent or the Collateral Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent or the Collateral Agent in connection therewith; provided that no control agreements shall be required.

Section 4.5    Limitation on Collateral. Notwithstanding anything to the contrary in Sections 4.1 through 4.4, any other provision of this Agreement or any Collateral Document (a) no Grantor shall be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of granting or perfecting a Lien (including any mortgage, stamp, intangible or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (b) no Grantor shall be required to complete any filings or take any other action (including the execution of a foreign law security or pledge agreement or the act of a foreign intellectual property filing or search) with respect to the grant or perfection of a security interest on any Collateral in any jurisdiction other than the United States, (c) no Grantor shall be required to make any filing with respect to any intellectual property rights other than filing the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, (d) Liens required to be granted pursuant to Section 4.4 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Amendment No. 2 Effective Date (to the extent appropriate in the applicable jurisdiction), (e) no Grantor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and (f) the security interests in the following Collateral shall not be required to be perfected other than by UCC filing: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged Equity Interests to the extent otherwise required by any Loan Document and promissory notes in a principal amount in excess of $30 million); (ii) vehicles and any other assets subject to certificates of title; and (iii) letter of credit rights to the extent not perfected by the filing of a Form UCC-1 financing statement.

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES.

On the Closing Date and on the dates to the extent required pursuant to Section 3.1 hereof, the Borrower represents and warrants to each Lender and the Administrative Agent that:

Section 5.1    Financial Statements.

(a)    The Borrower’s audited consolidated balance sheet and related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity as of and for the fiscal years ended July 1, 2022, July 2, 2021 and July 3, 2020, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.

(b)    [Reserved].

(c)    The unaudited consolidated balance sheet and related unaudited statements of income, comprehensive income and cash flows of the Borrower as of and for the fiscal quarter ended September 30, 2022, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of the preceding clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

Section 5.2    Organization and Qualification. The Borrower and each of its Restricted Subsidiaries (i) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent the failure of any Restricted Subsidiary to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.3    Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Collateral Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to enter into the Loan Documents executed by it, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Collateral Agent pursuant to the Collateral Documents (if applicable) and Permitted Liens, except with respect to clauses (a), (c) or (d) above, to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4    No Material Adverse Change. Since July 1, 2022, there has been no event or circumstance which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.5    Litigation and Other Controversies. Except as specifically disclosed in any SEC Documents filed or furnished and publicly available on or before the Closing Date (but excluding any disclosure in the “Risk Factors” or “Forward-Looking Statements” sections of any SEC Document and similar statements included in any SEC Document that are solely forward looking in nature) or on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.6    True and Complete Disclosure.

(a)    As of the Closing Date, all written information (other than projections and any other forward-looking information of a general economic or industry nature) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is complete and correct when taken as a whole, in all material respects, and does not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto); provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries, the Borrower only represents and warrants that such information has been prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections are as to future events and are not viewed as facts or a guarantee of financial performance or achievement and that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may differ significantly from the projections and such differences may be material).

(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 5.7    Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.8    Taxes. The Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Tax returns required to be filed by the Borrower and/or any of its Restricted Subsidiaries, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by them (whether or not shown on any Tax returns, and including in its capacity as withholding agent), except those (a) not overdue by more than thirty (30) days or (b) if more than 30 days overdue, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the non-payment of which would not be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Section 5.9    ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan, except where the failure, noncompliance or incurrence of such would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as would not be reasonably expected to have a Material Adverse Effect.

Section 5.10    Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization or incorporation and the percentage ownership (whether directly or indirectly) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries. As of the Amendment No. 2 Effective Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.

Section 5.11    Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12    Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    The Borrower and each of its Restricted Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with all permits issued under such Environmental Laws;

(b)    There are no pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened Environmental Claims against the Borrower or any of its Restricted Subsidiaries or any real property, including leaseholds, currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries;

(c)    To the knowledge of the Borrower or any of its Restricted Subsidiaries, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to (i) form the basis of an Environmental Claim against or result in an Environmental Liability of the Borrower or any Restricted Subsidiary, or (ii) cause any real property of the Borrower or any Restricted Subsidiary to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Restricted Subsidiaries under any Environmental Law.

(d)    Hazardous Materials have not been Released on, at, under or from any facility currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in any liability of the Borrower or any of its Restricted Subsidiaries.

Section 5.13    Investment Company. No Borrower is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14    Intellectual Property. The Borrower and each of its Restricted Subsidiaries own all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights, or each has obtained licenses or other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Effect.

Section 5.15    Good Title. The Borrower and its Restricted Subsidiaries have good and indefeasible title, to, or valid leasehold interests in, to their material properties and assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets permitted hereunder, and such defects in title or the validity of leasehold interests that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16    Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (ii) to the knowledge of the Borrower and its Restricted Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Restricted Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17    Capitalization. Except as set forth on Schedule 5.17, all outstanding Equity Interests of the Borrower and its Restricted Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Closing Date there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no rights of any Person to acquire, any Equity Interests in any Restricted Subsidiary.

Section 5.18    Governmental Authority and Licensing. The Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened in writing, except where such revocation or denial would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.19    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except (a) for such approvals which have been obtained prior to the Closing Date and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not be reasonably expected to have a Material Adverse Effect.

Section 5.20    Solvency. As of the Closing Date, as applicable, and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the fair value of assets of the Borrower and its Subsidiaries is more than the existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability on existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date and as proposed to be conducted following the Closing Date; and (d) the Borrower and its Subsidiaries are able to meet their debts as they generally become due. For the purposes of this Section 5.20, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.21    Anti-Corruption Laws, Sanctions and Anti-Money Laundering.

(a)    Anti-Corruption and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors and officers and, to the knowledge of a Responsible Officer of the Borrower, its employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower or its Subsidiaries or any of their respective directors or officers or (ii) to the knowledge of a Responsible Officer of the Borrower, any of the respective employees or Affiliates of the Borrower or any of its Subsidiaries is a Sanctioned Person or located, organized or resident in a Sanctioned Country.

(b)    Patriot Act. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Sanctions, anti-money-laundering laws and Anti-Corruption Laws.

(c)    Use of Proceeds. The proceeds of any Loans will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 5.22    Security Interest in Collateral.

(a)    [Reserved].

(b)    As of the Amendment No. 2 Effective Date, the provisions of the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken by the applicable Collateral Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Grantor, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and, to the extent required pursuant to Section 4.2 of this Agreement, the proper recordation of Mortgages with respect to any real property (other than Excluded Property), in each case in favor of the Collateral Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Collateral Agent of any certificates representing Equity Interests or promissory notes required to be delivered pursuant to the applicable Collateral Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Obligations, in each case as and to the extent set forth therein.

ARTICLE 6.    COVENANTS.

The Borrower covenants and agrees that, from and after the Closing Date until the Loans or other Obligations hereunder shall have been paid in full (other than with respect to contingent indemnification obligations for which no claim has been made) and the Commitments shall have been terminated (the “Termination Date”):

Section 6.1    Information Covenants. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a)    Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end, commencing with the fiscal quarter ending December 30, 2022, the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, and setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)    Annual Statements. Within 90 days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending June 30, 2023), a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern” or like qualification; provided that such report may contain a “going concern” qualification, explanatory paragraph or emphasis solely as a result of an impending maturity within 12 months of the Facility.

(c)    Annual Budget. Within 45 days after the commencement of each fiscal year of the Borrower, an annual budget for the Borrower and its Subsidiaries for such fiscal year in a form customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet and consolidated statements of profits and losses and capital expenditures as of the end of and for such fiscal year).

(d)    [Reserved]

(e)    Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower substantially in the form of Exhibit F (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) designating any applicable Domestic Subsidiary as a Material Subsidiary and (y) showing the Borrower’s compliance with the covenants set forth in Section 6.24.

(f)    Notice of Default or Litigation. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

(g)    Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information which the Borrower or any of its Restricted Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $500.0 million.

(h)    [Reserved].

(i)    Environmental Matters. Promptly after the Borrower obtains knowledge thereof, notice of one (1) or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i) through (iv) above, and such detailed reports relating to any of the matters set forth in clauses (i) through (iv) above as may reasonably be requested by, and at the expense of, the Administrative Agent or the Required Lenders.

(j)    Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.

Information and documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (d) of this Section 6.1 may be satisfied by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 10.25 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 6.2    Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any tangible Property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request, in each case, subject to Section 10.23; provided that (i) reasonable prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one (1) time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one (1) inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.3    Maintenance of Property, Insurance, Environmental Matters, etc(a) . (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its tangible property, plant and equipment in good repair, working order and condition, (ii) prosecute, maintain and renew its intellectual property, except to the extent permitted herein, except (A) in the case of clause (i) with respect to normal wear and tear and casualty and condemnation and (B) in the case of clauses (i) and (ii) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in full force and effect with insurance companies that the Borrower believes are financially sound and reputable insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Borrower of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and shall furnish to the Administrative Agent upon its reasonable request (but not more than once per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried.

(b)    Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any Environmental Laws; (ii) shall obtain and maintain in full force and effect all permits issued under Environmental Law required for its operations at or on its facilities; (iii) shall cure as soon as reasonably practicable any material violation of applicable Environmental Laws with respect to any of its real properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its real properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at, under, from or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to the preceding clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same would not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released as required by any applicable Environmental Law.

Section 6.4    Books and Records. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiary, as the case may be.

Section 6.5    Preservation of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of organization and (b) its franchises, authority to do business and governmental licenses, except, (i) in the case of clause (a) above with respect to each Restricted Subsidiary and (ii) in the case of clause (b) above, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Borrower or any Subsidiary from consummating any transaction permitted by Section 6.17.

Section 6.6    Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien). The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees in connection with the Borrower or its Subsidiaries with Anti-Corruption Laws, applicable Sanctions and the Patriot Act and other applicable anti-money laundering laws.

Section 6.7    ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.8    Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes (whether or not shown on any Tax return, and including in its capacity as withholding agent) imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) such Taxes are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided in accordance with GAAP or (b) the failure to pay such Taxes could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.9    Designation of Subsidiaries.    The Borrower may at any time after the Amendment No. 2 Effective Date designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and designate (or re-designate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or re-designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing (including after the reclassification of investments in, Indebtedness of, and Liens on, the applicable Subsidiary or its assets) and (ii) immediately after giving effect to such designation or re-designation, the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)). The designation (or re-designation) of any Subsidiary as an Unrestricted Subsidiary after the Amendment No. 2 Effective Date shall constitute an investment by the Borrower therein at the date of designation (or re-designation) in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) investment therein.Such designation (or re-designation) will be permitted only if an investment in such amount would be permitted at such time pursuant to Section 6.19. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or Events of Default set forth in the Loan Documents. No Material Intellectual Property may be sold or otherwise transferred to any Unrestricted Subsidiary and no Restricted Subsidiary that owns Material Intellectual Property may be designated as an Unrestricted Subsidiary.

Section 6.10    Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for general corporate purposes (which may include tax and interest payments to the Internal Revenue Service in conjunction with the Borrower’s tentative settlement for the resolution of certain statutory notices of deficiency and notices of proposed adjustments). The proceeds of any Loans will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 6.11    Transactions with Affiliates. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than between or among the Borrower and/or its Restricted Subsidiaries including any entity that becomes a Restricted Subsidiary as a result of such transaction), except on terms that are not materially less favorable to the Borrower or such Restricted Subsidiary as would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a)    individual transactions with an aggregate value of less than $30 million;

(b)    transactions permitted by Sections 6.19 and 6.20;

(c)    the issuance of capital stock or other Equity Interests of the Borrower or other payment to the management of the Borrower or any of its Restricted Subsidiaries, pursuant to arrangements described in the following clause (e), or otherwise to the extent permitted under this Article 6;

(d)    employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Borrower;

(e)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(f)    transactions with joint ventures for the purchase and sale of goods, equipment or services or use of equipment or services entered into in the ordinary course of business;

(g)    transactions pursuant to any binding agreement or commitment or executed agreement in existence on the Amendment No. 2 Effective Date as set forth on Schedule 6.11 and any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect as compared to the applicable agreement as in effect on the Amendment No. 2 Effective Date;

(h)    [reserved];

(i)    loans and other transactions among the Borrower and its Subsidiaries to the extent permitted under this Article 6; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations (it being understood that payments shall be permitted thereon unless an Event of Default has occurred and is continuing);

(j)    payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrower or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith;

(k)    [reserved];

(l)    payments to or from, and any transactions (including without limitation, any cash management activities related thereto) with, (x) Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation (or any of its Affiliates) or (y) other joint ventures or similar entities which would be subject to this Section 6.11 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and the Restricted Subsidiaries in the reasonable determination of the senior management of Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(n)    any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith.

Section 6.12    [Reserved].

Section 6.13    Change in the Nature of Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower on the Amendment No. 2 Effective Date and other business activities which are extensions thereof or otherwise incidental or related or ancillary to any of the foregoing.

Section 6.14    No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, change its fiscal year for financial reporting purposes from its present basis; provided that the Borrower and its Restricted Subsidiaries may change their fiscal year end one time, subject to any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting (and the parties hereto hereby authorize the Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.15     Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist (collectively, “incur”) any Indebtedness, except:

(a)    Indebtedness created under this Agreement (including pursuant to Section 2.14, Section 2.15 and Section 2.16) and under the other Loan Documents;

(b)    Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)    intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 6.19;

(d)     (i) Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (ii) Indebtedness incurred in connection with the leases of precious metals and/or commodities; provided that, the aggregate principal amount of Indebtedness outstanding under this clause (d), together with any Refinancing Indebtedness incurred under clause (r) below in respect thereof, shall not exceed the greater of $500.0 million and 2.50% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(e)    Indebtedness under the Existing Loan Agreement in an amount not to exceed $4,960,000,000 plus the Incremental Cap (as defined in the Existing Loan Agreement (as in effect on the date hereof));

(f)    Contingent Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that any such Contingent Obligations incurred by the Borrower or any Loan Party with respect to Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party, must be permitted by Section 6.19;

(g)    Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;

(h)    (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(i)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;

(j)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with any Permitted Acquisitions or other investments permitted under Section 6.19;

(k)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(l)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(m)    Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with any Permitted Acquisition or other investment permitted under Section 6.19;

(n)    Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower permitted by Section 6.20;

(o)    Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p)    Indebtedness in existence on the Amendment No. 2 Effective Date and if such Indebtedness is in excess of $50 million as set forth in all material respects on Schedule 6.15 and intercompany Indebtedness in existence on the Amendment No. 2 Effective Date;

(q)    Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(r)    the incurrence by the Borrower or any Restricted Subsidiary of Refinancing Indebtedness which serves to refund or refinance any Indebtedness permitted under clauses (d), (e), (p), (s), (u), (v), (w), (x), (y), (aa), (hh) and (ii) of this Section 6.15;

(s)    Indebtedness of (x) the Borrower or any Subsidiary incurred to finance a permitted Acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in a permitted Acquisition in accordance with the terms of this Agreement or that is assumed by the Borrower or any Restricted Subsidiary in connection with such permitted Acquisition; provided that such Indebtedness under this clause (y) is not incurred in contemplation of such permitted Acquisition; provided further that:

(A)    no Default exists or shall result therefrom;

(B)    any Indebtedness incurred in reliance on clause (x) of this Section 6.15(s) shall not be secured by a Lien and shall not mature or require any payment of principal, in each case, prior to the date which is 91 days after the Term Loan Maturity Date;

(C)    in the case of any Indebtedness incurred in reliance on clause (x) of this Section 6.15(s) the aggregate principal amount of such Indebtedness that is secured by any Lien, together with all Refinancing Indebtedness in respect thereof, shall not exceed $200 million; and

(D)    subject to subclause (C) above, immediately prior to, and after giving effect to such permitted Acquisition, at the Borrower’s option either on the date of execution of the related acquisition agreement or on the date such Acquisition is consummated, the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(t)    Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(u)    Incremental Equivalent Debt (as defined in the Existing Loan Agreement (as in effect on the date hereof));

(v)    senior subordinated or subordinated unsecured Indebtedness of the Borrower or any of the Loan Parties; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Term Loan Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the Term Loan Maturity Date then in effect, (iii) such Indebtedness has a Weighted Average Life to Maturity no shorter than that of any Term Facility and (iv) such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (A) the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 3.75 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (B) no Default or Event of Default under Section 7.1(a), 7.1(j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(w)    senior unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Term Loan Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the Term Loan Maturity Date then in effect, (iii) such Indebtedness has a Weighted Average Life to Maturity no shorter than that of any Term Facility, (iv) the maximum aggregate principal amount of such Indebtedness by non-Loan Parties, together with any Indebtedness incurred under clause (ii) in the first proviso in Section 6.16(x) below, does not exceed the greater of $300 million and 1.00% of Consolidated Total Assets and (v) subject to the preceding clause (iv), such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (i) the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 3.75 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (ii) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(x)    additional secured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that (i) after giving effect thereto, the Senior Secured Leverage Ratio does not exceed 2.50:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), (ii) the maximum aggregate principal amount of such Indebtedness by non-Loan Parties, together with any Indebtedness incurred under clause (iv) in the first proviso in Section 6.15(w) above, does not exceed the greater of $300 million and 1.00% of Consolidated Total Assets, (iii) subject to the preceding clause (ii), such Indebtedness is guaranteed only by the Loan Parties and (iv) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 6.24(a) recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); provided further that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) such Indebtedness (v) is secured by the Collateral only on a pari passu or junior basis in right of payment and security in respect of the Collateral, (w) does not mature prior to the Term Loan Maturity Date, (x) shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term Loans then outstanding, (y) shall have terms and conditions that are not materially more favorable (as reasonably determined by the Borrower) than those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the Term Loan Maturity Date) and (z) is subject to an intercreditor agreement substantially similar to the Intercreditor Agreement (with respect to pari passu debt) or other intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(y)    additional Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under this clause (y) together with any Refinancing Indebtedness incurred under clause (r) above in respect thereof, shall not exceed the greater of $400.0 million and 1.25% of Consolidated Total Assets, measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination;

(z)    [reserved];

(aa)    Indebtedness represented by the (i) 2024 Convertible Notes, (ii) the 2026 Senior Unsecured Notes (iii) the 2029 Senior Unsecured Notes and (iv) the 2032 Senior Unsecured Notes;

(bb)    [reserved];

(cc)    endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(dd)    obligations of the Borrower or any of its Restricted Subsidiaries incurred in connection with rebate programs;

(ee)    Permitted Receivables Financing shall not to exceed $1,000 million at any time outstanding;

(ff)    [reserved];

(gg)    Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business;

(hh)    Indebtedness including working capital facilities, asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by any Foreign Subsidiary of the Borrower; provided that the amount of Indebtedness outstanding under this clause (hh), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed $500 million and 2.50% of Foreign Subsidiary Total Assets;

(ii)    Indebtedness incurred in connection with any sale-leaseback transaction, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed $1,000 million;

(jj)    all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 6.15(a) through 6.15(ii) above; and

(kk)    Indebtedness incurred in connection with the Great Oaks Sale/Leaseback Transaction.

For purposes of determining compliance with this Section 6.15 or Section 6.16, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall not be deemed to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.15, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in this Section 6.15 but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.16) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in this Section 6.15, the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant only to such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (I)(a) or (II)(a), as applicable, of this Section 6.15.

Notwithstanding the foregoing, the Borrower will not permit Indebtedness (other than intercompany Indebtedness that is subordinated to such other Indebtedness as previously disclosed to the Joint Lead Arrangers) to be incurred by Western Digital International Ltd. other than up to $500 million of secured or unsecured Indebtedness; provided that within ninety (90) days of the incurrence of such secured or unsecured Indebtedness, 75% of the proceeds thereof shall be applied toward the repayment of the Term Loans of each Class, pro rata, until paid in full.

Section 6.16    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below in this Section 6.16 (including clause (II)), the “Permitted Liens”):

(a)    Liens for the payment of taxes which are not yet due and payable and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(b)    Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case, incurred in the ordinary course of business;

(c)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 60 days or if more than 60 days overdue (i) which would not reasonably be expected to have a Material Adverse Effect or (ii) which are being contested in good faith by appropriate proceedings;

(d)    Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)    Liens on property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.15(d) hereof; provided that no such Lien shall extend to or cover other Property of the Borrower or such Restricted Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;

(f)    Liens assumed in connection with Permitted Acquisitions;

(g)    easements, rights-of-way, restrictions, and other similar encumbrances as to the use of real property of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;

(h)    Liens in connection with sale-leaseback transactions securing Indebtedness permitted by Section 6.15(ii);

(i)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(j)    Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;

(k)    any interest or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement and leases, licenses, subleases or sublicenses granted to others that do not (x) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (y) secure any Indebtedness;

(l)    licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Borrower or the Restricted Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(m)    any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(o)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.19 to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.17;

(p)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(q)    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t)    Liens to secure Indebtedness under the Existing Loan Agreement which Liens shall be subject to the Intercreditor Agreement;

(u)    Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)    Liens existing on the Amendment No. 2 Effective Date or pursuant to agreements in existence on the Amendment No. 2 Effective Date and to the extent securing Indebtedness in excess of $50 million, as described on Schedule 6.16 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Refinancing Indebtedness in respect of such obligations permitted by Section 6.15) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof;

(w)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or concurrently therewith; provided further that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.15(s);

(x)    Liens on property at the time the Borrower or a Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.15(s);

(y)    Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(z)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.15 and secured by any Lien referred to in Section 6.16(e), (v), (w) and (x); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under Section 6.15(e), (v), (w) and (x) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(aa)    Liens to secure any Indebtedness permitted by Section 6.15(b) to the extent that the Borrower or any other Loan Party is required to post segregated collateral to any clearing agency in respect of any such Indebtedness as required, or as may be required, by the Commodity Exchange Act, any regulations thereto, or any other applicable legislation or regulations in connection therewith;

(bb)    Liens to secure (x) Refinancing Indebtedness, (y) Incremental Equivalent Debt (as defined in the Existing Loan Agreement (as in effect on the date hereof)) and (z) Indebtedness allowed under Section 6.15(x);

(cc)    [reserved];

(dd)    assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;

(ee)    Liens arising under any Permitted Receivables Financing permitted under Section 6.15(ee);

(ff)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(gg)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh)    Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(ii)    Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiaries permitted by Section 6.15;

(jj)    Liens in connection with the Great Oaks Sale/Leaseback Transaction; and

(kk)    Liens to secure the 2029 Senior Unsecured Notes and the 2032 Senior Unsecured Notes to the extent required by the Existing Notes Indenture as in effect as of the Amendment No. 2 Effective Date.

For purposes of determining compliance with this Section 6.16, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in this Section 6.16 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in this Section 6.16, the Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Notwithstanding the foregoing under this Section 6.16, non-Loan Parties will be permitted to incur Indebtedness secured by Liens incurred by non-Loan Parties without limit so long as such Indebtedness is secured only by assets of such non-Loan Parties; provided that in no event shall Indebtedness of non-Loan Parties be secured by Liens on intellectual property with an aggregate value of more than $100 million as reasonably determined by the Borrower.

Section 6.17    Fundamental Changes; Sales of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section 6.17 shall not prevent:

(a)     the sale and lease of inventory in the ordinary course of business;

(b)    the sale, transfer or other disposition of any Property (including, but not limited to, the abandonment or allowing to lapse of intellectual property) that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out or is no longer useful in its business;

(c)    the sale, transfer, lease, or other disposition of Property of the Borrower and its Restricted Subsidiaries to one another; provided that, the fair market value of any Property in respect of any such sale, transfer, lease, or other disposition made by any Loan Party to any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Loan Party that is merged with and into any Restricted Subsidiary that is not a Loan Party pursuant to a merger permitted by Section 6.17(d) hereof shall not exceed $150 million in the aggregate during the term of this Agreement;

(d)    the merger, consolidation or amalgamation of any Restricted Subsidiary with and into the Borrower or any other Restricted Subsidiary; provided that, in the case of any merger or consolidation involving the Borrower, (i) the Borrower is the legal entity surviving the merger or consolidation and (ii) such surviving entity is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia; and provided further that the fair market value of any Loan Party that is merged, consolidated or amalgamated with and into any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Property in respect of any sale, transfer, lease, or other disposition by a Loan Party to a Restricted Subsidiary which is not a Loan Party permitted by Section 6.17(c) hereof shall not exceed $150 million in the aggregate during the term of this Agreement;

(e)    the disposition or sale of Cash Equivalents;

(f)    any Restricted Subsidiary may dissolve if the Borrower determines in good faith that such dissolution is in the best interests of the Borrower, such dissolution is not disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of such dissolved Subsidiary, subject in the case of a dissolution of a Loan Party that results in a distribution of assets to a non-Loan Party to the limitations set forth in the provisos in each of clauses (c) and (d) above;

(g)    the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries not more than $200 million during any fiscal year of the Borrower;

(h)    the lease, sublease, license (or cross-license) or sublicense (or cross-sublicense) of real or personal property in the ordinary course of business;

(i)    the disposition of intellectual property rights (to the extent constituting discontinuing the use or maintenance of, failing to pursue, or otherwise abandon, allowing to lapse, terminating or putting into the public domain, any intellectual property), in each case, in the ordinary course of business or if the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such disposed of intellectual property is no longer economical or of strategic benefit;

(j)    the sale, transfer or other disposal of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(k)    the sale, transfer or other disposal of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(l)    any transaction permitted by Section 6.19;

(m)    [reserved];

(n)    the unwinding of any Hedge Agreement;

(o)    the disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (t) (other than this clause (o)) of this Section 6.17;

(p)    the sale, transfer or other disposition of Property of the Borrower or any Restricted Subsidiary for fair market value so long as (i) with respect to dispositions in an aggregate amount in excess of the greater of $75 million and 0.25% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (provided that, for purposes of the 75.00% cash consideration requirement, (w) the amount of any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposition, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) following the closing of the applicable disposition and (z) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $400 million and 2.25% of Consolidated Total Assets, in each case, shall be deemed to be cash), (ii) the Net Cash Proceeds of such disposition are applied in accordance with Section 2.8(c)(ii) and (iii) no Event of Default has occurred and is continuing or would result therefrom (determined at the time of the agreement);

(q)    the sale, transfer or other disposition of any assets acquired in connection with any acquisition permitted under this Agreement (including any Permitted Acquisition) so long as (i) such disposition is made or contractually committed to be made within three hundred and sixty-five (365) days of the date such assets were acquired by the Borrower or such Subsidiary or such later date as the Borrower and the Administrative Agent may agree, (ii) the Leverage Ratio does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); and (iii) with respect to dispositions in an aggregate amount in excess of the greater of $75 million and 0.25% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (subject to the exceptions listed in clauses (w) through (z) of Section 6.17(p) above);

(r)    [reserved];

(s)    dispositions of property pursuant to (i) the Great Oaks Sale/Leaseback Transaction or (ii) one or more sale-leaseback transactions in an amount not to exceed $1,000 million and dispositions of precious metals and/or commodities in connection with Indebtedness permitted under Section 6.15(d)(ii); and

(t)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.17 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.18    Prohibited Transfer. The Borrower will not, and will not permit any Subsidiary to dispose of Flash Business whether by asset sale, investment, Distribution or otherwise unless, prior to the consummation thereof, all outstanding Loans are repaid in full (including through any permitted refinancing or otherwise) and any outstanding Commitments are terminated.

Section 6.19    Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make loans or advances to (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or advances for the purpose of prepaying depreciation costs of joint ventures), guarantee any obligations of, or make, retain or have outstanding any investments (whether through purchase of Equity Interests or debt obligations) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “investments”), except that this Section 6.19 shall not prevent:

(a)    investments constituting receivables created in the ordinary course of business;

(b)    investments in Cash Equivalents;

(c)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of a Person and in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business;

(d)    (i) the Borrower’s equity investments from time to time in its Restricted Subsidiaries and (ii) investments made from time to time by a Restricted Subsidiary in the Borrower or one (1) or more of its Restricted Subsidiaries; provided that, the aggregate amount of any such investments made by any Loan Party in any Restricted Subsidiary which is not a Loan Party plus any intercompany advances by a Loan Party to any Restricted Subsidiary which is not a Loan Party permitted by Section 6.19(e) hereof shall not exceed the greater of $300 million and 1.00% of Consolidated Total Assets (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) minus amounts utilized under clause (b)(iv) of the definition of “Permitted Acquisition”;

(e)    intercompany advances (including in the form of a guarantee for the benefit of such Person) made from time to time from (i) the Borrower to any one (1) or more Restricted Subsidiaries, (ii) from one (1) or more Restricted Subsidiaries to the Borrower and (iii) from one (1) or more Restricted Subsidiaries to one (1) or more Restricted Subsidiaries; provided that, the aggregate amount of any such advances made by a Loan Party to a Restricted Subsidiary that is not a Loan Party plus any equity investments by any Loan Party in any Restricted Subsidiary which is not a Loan Party permitted by Section 6.19(d) hereof shall not exceed the greater of $300 million and 1.00% of Consolidated Total Assets (measured as of the date of such advance and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) minus amounts utilized under clause (b)(iv) of the definition of “Permitted Acquisition”;

(f)    [reserved];

(g)    loans and advances to officers, directors, employees and consultants of the Borrower or any of its Restricted Subsidiaries for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business and advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; provided that the aggregate amount of such loan in advance outstanding at any time shall not exceed $10 million;

(h)    to the extent constituting an investment, Hedge Agreements permitted by Section 6.15(a) and (b);

(i)    investments received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(j)    investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(k)    guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business;

(l)    (i) Permitted Acquisitions and (ii) investments by Restricted Subsidiaries that are not Loan Parties in Persons that become Restricted Subsidiaries as a result of such investment;

(m)    investments in Restricted Subsidiaries for the purpose of consummating transactions permitted under Section 6.17(o) or any Permitted Acquisition;

(n)    investments permitted under Sections 6.15 (excluding clause (c)), 6.16 (excluding clause (o)(ii)) and 6.20;

(o)    other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed the Available Amount in the aggregate at any one time outstanding (so long as (i) no Event of Default has occurred, is continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries are in compliance with Section 6.24(a) on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (iii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is less than 3.75 to 1.00);

(p)    investments consisting of consideration received in connection with any disposition or other transfer made in compliance with Section 6.17;

(q)    other investments, loans and advances existing on, or contractually committed as of, or pursuant to an agreement executed on or before Amendment No. 2 Effective Date as set forth on Schedule 6.19 (as the same may be renewed, reinvested, refinanced or extended from time to time); provided that the amount of any such investment or binding commitment may be increased (x) as required by the terms of such investment or binding commitment as in existence on the Amendment No. 2 Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under this Agreement;

(r)    investments made by any Restricted Subsidiary that is not a Loan Party to the extent such investments are made with the proceeds received by such Restricted Subsidiary from an investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.19;

(s)    investments the sole consideration for which is Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(t)    guarantees of Indebtedness permitted under Section 6.15 and performance guarantees and Contingent Obligations incurred or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business and any guarantees by the Borrower or any Restricted Subsidiary of operating leases of joint ventures;

(u)    additional investments by the Borrower or any of its Restricted Subsidiaries; provided that on the date of consummation of such investment or, at the Borrower’s election to the extent such investment is made in connection with an Acquisition, on the date of the signing of any acquisition agreement with respect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto the Leverage Ratio does not exceed 3.00:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(v)    investments in any Subsidiary in connection with intercompany cash management or cash pooling arrangements or related activities arising in the ordinary course of business;

(w)    investments in (i) a Restricted Subsidiary that is not a Loan Party or (ii) a joint venture, in each case, to the extent such investment is substantially contemporaneously repaid with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(x)    non-cash contributions to joint ventures (including, without limitation, contributions of employees, intellectual property and/or services) in the ordinary course of business;

(y)    investments in Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. and other joint ventures with Kioxia Corporation (or any of its Affiliates); provided that, the use of such investments by such joint venture would have been classified, in accordance with GAAP, as a capital expenditure if such joint venture had been a Subsidiary of the Borrower; and

(z)    any investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable and any investment in fixed income or other assets by any Captive Insurance Subsidiary consistent with customary practices of portfolio management;

(aa)    [reserved]; and

(bb)    investments arising as a result of the Great Oaks Sale/Leaseback Transaction.

For purposes of determining compliance with this Section 6.19, (A) an investment need not be permitted solely by reference to one category of permitted investments (or any portion thereof) described in Sections 6.19(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an investment (or any portion thereof) meets the criteria of one or more of the categories of permitted investments (or any portion thereof) described in Sections 6.17(a) through (aa), the Borrower may, in its sole discretion, classify or divide such investment (or any portion thereof) in any manner that complies with this Section 6.19 and will be entitled to only include the amount and type of such investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all investments described in Schedule 6.19 shall be deemed outstanding under Section 6.19(q).

Any investment in any person other than a Loan Party that is otherwise permitted by this Section 6.19 may be made through intermediate investments in Subsidiaries that are not Loan Parties and such intermediate investments shall be disregarded for purposes of determining the outstanding amount of investments pursuant to any clause set forth above. The amount of any investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.20    Restricted Payments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to directly or indirectly, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests or (ii) purchase, redeem, or otherwise acquire or retire any of its Equity Interests or any warrants, options, or similar instruments to acquire the same (all the foregoing, “Distributions”); provided that the following shall be permitted:

(a)    any Subsidiary of the Borrower may make Distributions to its parent company (and, in the case of any non-Wholly-owned Subsidiary, pro rata to its parent companies based on their relative ownership interests in the class of equity receiving such Distribution);

(b)    so long as no Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Distributions, the proceeds of which are used to so redeem, acquire, retire or repurchase and to pay withholding or similar tax payments that are expected to be payable in connection therewith) its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Restricted Subsidiaries, with the proceeds of Distributions from, seriatim, the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Distributions made pursuant to this Section 6.20(b) shall not exceed $40 million in any fiscal year; provided further that (x) such amount, if not so expended in the fiscal year for which it is permitted, may be carried forward for Distributions in the next two (2) fiscal years and (y) Distributions made pursuant to this clause (b) during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided above, second in respect of amounts carried over from the fiscal year two (2) years prior to such date pursuant to clause (x) above and third in respect of amounts carried over from the immediately preceding fiscal year prior to such date pursuant to clause (x) above;

(c)    the Borrower may repurchase Equity Interests upon exercise of options or warrants if such Equity Interest represents all or a portion of the exercise price of such options or warrants;

(d)    repurchases of the Borrower’s common Equity Interests in an aggregate amount not to exceed $50 million;

(e)    Distributions in connection with the repurchase of the 2024 Convertible Notes (and any Permitted Refinancing thereof) and any warrants or similar rights related thereto;

(f)    the Borrower may make Distributions in an aggregate amount not to exceed (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00 (provided that clauses (A) and (B) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (A) and (B)), $725.0 million per fiscal year plus (y) the Available Amount at the time such Distribution is made (so long as (i) no Event of Default has occurred, is continuing or would result therefrom, (ii) the Borrower and its Restricted Subsidiaries are in compliance with Section 6.24(a) on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (iii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is less 3.75:1.00; provided that clauses (i), (ii) and (iii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii));

(g)    the Borrower may make Distributions to (i) redeem, repurchase, retire or otherwise acquire any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(h)    Distributions the proceeds of which will be used to make cash payments in lieu of issuing fractional Equity Interests in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower;

(i)    to the extent constituting a Distribution, transactions permitted by Sections 6.11 (other than 6.11(b)) and 6.16 (other than 6.17(k));

(j)    Distributions by the Borrower of up to 6.0% of the net cash proceeds received by the Borrower from any Qualified Public Offering or any other equity investment (other than Disqualified Equity Interests) in the Borrower;

(k)    so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Leverage Ratio does not exceed 2.75:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) after giving effect thereto, the Borrower may make additional Distributions; provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii);

(l)    [reserved]; and

(m)    Distributions in respect of the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share as in effect on the Amendment No. 2 Effective Date (the “Preferred Stock”) paid (i) in kind or (ii) in cash so long as the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is equal to or less than 4.00:1.00.

Section 6.21    Limitation on Restrictions. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any such Restricted Subsidiary to (A) pay dividends or make any other distributions on its capital stock or other Equity Interests owned by the Borrower or any other Restricted Subsidiary, (B)

pay or repay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (C) make loans or advances to the Borrower or any other Restricted Subsidiary, (D) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (E) guaranty the Obligations, except for, in each case:

(a)    restrictions and conditions imposed by any Loan Document or which (x) exist on the Amendment No. 2 Effective Date and (y) to the extent contractual obligations permitted by subclause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such contractual obligation;

(b)    customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided that such restrictions and conditions apply only to the Person or property that is to be sold;

(c)    restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its Subsidiaries or, in the case of secured Indebtedness, the property or assets intended to secure such Indebtedness;

(d)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(e)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.19 and applicable solely to such joint venture entered into in the ordinary course of business and any provisions in joint venture agreements in effect at or entered into on the Amendment No. 2 Effective Date;

(f)    restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and customary provisions in leases, subleases, licenses, sublicenses, service agreements, product sales, asset sale agreements and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(g)    secured Indebtedness otherwise permitted to be incurred under Sections 6.15 and 6.16 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(h)    restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 6.16 and that relate to the property subject to such Lien or (y) any disposition permitted by Section 6.17 applicable pending such disposition solely to the assets subject to such disposition;

(i)    customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business;

(j)    any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.15 or Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(k)    any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above and solely with respect to any Foreign Subsidiary, any encumbrances or restrictions of the type referred to in clauses (d) or (e) above, in each case, imposed by any other instrument or agreement entered into after the Amendment No. 2 Effective Date that contains encumbrances and restrictions that, as determined by the Borrower in good faith, will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(l)    any encumbrance or restriction of a Receivables Financing Subsidiary effected in connection with a Permitted Receivables Financing; provided, however, that such restrictions apply only to such Receivables Financing Subsidiary; and

(m)    any encumbrances or restrictions of the types referred to in clauses (a) through (l) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.22    Optional Payments of Certain Indebtedness; Modifications of Certain Indebtedness and Organizational Documents. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to:

(a)    directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease, earlier than one year prior to any scheduled final maturity (such actions, a “Restricted Debt Payment”) the principal amount of any Indebtedness that is expressly subordinated to the Loans in an aggregate principal amount in excess of $100 million (other than intercompany Indebtedness), except (i) in connection with the incurrence of Refinancing Indebtedness, (ii) in connection with a conversion or exchange of such Indebtedness to, or for, as applicable, Equity Interests of the Borrower (other than Disqualified Equity Interests), (iii) payments as part of an “applicable high yield discount obligation” catch-up payment, (iv) Restricted Debt Payments in an aggregate amount up to (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Restricted Debt Payment, does not exceed the lesser of the Leverage Ratio that is the then-applicable Leverage Ratio required under Section 6.24(a) hereof and 4.00 to 1.00, $100 million plus (y) the Available Amount (so long as (1) no Default or Event of Default has occurred, is continuing or would result therefrom, (2) the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 6.24(a) recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (3) the Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Debt Payment, is not greater than 3.75:1.00)), (v) Restricted Debt Payments so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Leverage Ratio does not exceed 3.00:1.00 (in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) and (vi) in connection with any Indebtedness represented by the Convertible Notes (and any warrants or similar rights related thereto); or

(b)    amend, modify, or otherwise change in any manner any of the terms of (i) the documentation governing any Indebtedness that is expressly subordinated to the Loans in an aggregate principal amount in excess of $100 million or (ii) the charter documents of the Borrower or such Restricted Subsidiary, except, in the case of each of clauses (i) and (ii), (x) if the effect of any such amendment, modification or change is not materially adverse to the interests of the Lenders and (y) any amendments with respect to the Convertible Notes to add the Borrower as a co-obligor under the Convertible Notes.

Section 6.23    OFAC. The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons List or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.24    Financial Covenant.

(a)    Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower during each of the periods specified below, permit the Leverage Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	THE LEVERAGE RATIO SHALL NOT BE GREATER THAN:

Closing Date	March 31, 2023	3.75 to 1.00

April 1, 2023	June 30, 2023	5.50 to 1.00

July 1, 2023	September 29, 2023	N/A

September 30, 2023	December 29, 2023	N/A

December 30, 2023	March 29, 2024	6.25 to 1.00

March 30, 2024	June 28, 2024	5.25 to 1.00

June 29, 2024	At all times thereafter	5.00 to 1.00

(b)    Pro Forma Compliance. Compliance with the financial covenant set forth in clause (a) above shall always be calculated on a Pro Forma Basis.

(c)    Minimum Covenant Liquidity. The Borrower shall not permit Covenant Liquidity as of any Fiscal Quarter End Date from the Amendment No. 2 Effective Date through the Term Loan Maturity Date, to be less than $2,000 million.

(d)    Free Cash Flow. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower during each of the periods specified below, permit Free Cash Flow to be less than:

FROM AND INCLUDING	TO AND INCLUDING	FREE CASH FLOW SHALL NOT BE LESS THAN:

April 1, 2023	June 30, 2023	$(550.0) million

July 1, 2023	September 29, 2023	$(500.0) million

September 30, 2023	December 29, 2023	$(500.0) million

; provided that if Free Cash Flow is greater than the amount set forth above as of the applicable fiscal quarter end date, the amount by which Free Cash Flow exceeds the stated amount may be carried forward to subsequent fiscal quarters such that the minimum Free Cash Flow amount for such fiscal quarter is increased by the amount of such excess.

ARTICLE 7.    EVENTS OF DEFAULT AND REMEDIES.

Section 7.1    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)    default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days;

(b)    default in the observance or performance of any covenant set forth in Sections 6.1(f)(i), 6.5 (with respect to the Borrower), 6.11, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6,19, 6.20, 6.21, 6.22, 6.23 or 6.24 hereof;

(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Borrower by the Administrative Agent;

(d)    any representation or warranty made or deemed made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect (or in all respects, if qualified by a materiality threshold) as of the date of the issuance or making thereof and, solely to the extent such representation or warranty is capable of being corrected or cured, shall remain incorrect for 30 days after the earlier of (x) the Borrower’s knowledge of such default and (y) receipt by the Borrower of written notice thereof from the Administrative Agent;

(e)    any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), any Lien in favor of the Administrative Agent or the Collateral Agent in any Collateral purported to be covered by any of the Collateral Documents shall be invalid except as expressly permitted by the terms hereof or thereof (other than as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), any lien subordination provision in respect of material Collateral shall be determined to be invalid or any Loan Party terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder (other than pursuant to the terms hereof);

(f)    default shall occur under any Material Indebtedness, or under any indenture, agreement or other instrument under which the same may be issued, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due or required to be prepaid, repurchased, defeased or redeemed prior to its stated maturity, or the principal or interest under any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any; provided that this clause (f) shall not apply to termination events or any other similar event under the documents governing Hedge Agreements for so long as such termination event or other similar event does not result in (x) the occurrence of an early termination date or (y) a failure to pay amounts owed resulting from any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further that this clause (f) shall not apply to any Indebtedness represented by the 2024 Convertible Notes;

(g)    any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries that are Significant Subsidiaries, or against any of its Property, in an aggregate amount in excess of $500 million (except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;

(h)    an ERISA Event shall have occurred which could reasonably be expected to result in a Material Adverse Effect;

(i)    any Change of Control shall occur;

(j)    the Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, and such period shall continue for a period of sixty (60) days, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, provisional liquidator, liquidator or similar official for it or any substantial part of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.17(f)), or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k)    a custodian, receiver, trustee, examiner, provisional liquidator, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries, or any substantial part of any of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.17(f)), or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2    Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Term Loan Commitments, and if so directed by the Required Lenders, terminate all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) after a breach or default by the Borrower under Section 6.24, if so directed by the Required Lenders, terminate the remaining Term Loan Commitments and declare the principal of and the accrued interest on all outstanding Term Loans to be forthwith due and payable, and thereafter, if so directed by the Required Lenders, terminate all other obligations of the Term Lenders hereunder on the date stated in such notice (which may be the date thereof). The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3    Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Term Loan Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 7.4    [Reserved].

Section 7.5    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

ARTICLE 8.    CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1    Funding Indemnity. In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.5, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for requesting such amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 8.2    Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Term Benchmark Loans whose interest is determined by reference to Adjusted Term SOFR Rate, or to perform its obligations as contemplated hereby with respect to such Term Benchmark Loans, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Term Benchmark Loans in the affected currency or currencies under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Term Benchmark Loans in such affected currency or currencies. In the case of Term Benchmark Loans denominated in Dollars, such Lender may require that such affected Term Benchmark Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly following any date on which it becomes lawful for such Lender to make and maintain Term Benchmark Loans or give effect to its obligations as contemplated hereby with respect to any Term Benchmark Loan.

Section 8.3    Alternate Rate of Interest.

(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Error! Reference source not found.Section 8.3, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Error! Reference source not found.Section 8.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) an Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 8.3), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.3.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

Section 8.4    Yield Protection.

(a)    If, on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i)    shall subject any Lender (or its Lending Office) to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 10.1 and (B) Excluded Taxes), with respect to its Term Benchmark Loans or its obligation to make Term Benchmark Loans, or its deposits, reserves or other liabilities or capital attributable to any of the foregoing; or

(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Term Benchmark Loans, or its obligation to make Term Benchmark Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Term Benchmark Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.4(a) for any increased costs or reductions suffered more than one hundred and eighty (180) days prior to the date that Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(b)    If, after the Closing Date, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.4(b) for any reductions suffered more than one hundred and eighty (180) days prior to the date that Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented (but solely to the extent the relevant increased costs or loss of yield would otherwise have been subject to compensation by the Borrower under the applicable increased cost provisions).

(d)    A Lender claiming compensation under this Section 8.4 shall only be entitled to reimbursement by the Borrower (i) if such Lender has delivered to Borrower a certificate claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder at the time of such demand, which shall be conclusive absent manifest error (it being understood that in determining such amount, such Lender may use any reasonable averaging and attribution methods) and (ii) to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed. No failure or delay by a Lender in exercising any right or power pursuant to this Section 8.4 shall operate as a waiver thereof.

Section 8.5    Substitution of Lenders. In the event that (a) the Borrower receives a claim from any Lender for compensation under Section 8.4, Section 10.1 or Section 10.4 hereof, (b) the Borrower receives a notice from any Lender of any illegality pursuant to Section 8.2 hereof, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring the consent of all Lenders or each Lender directly affected thereby (and such Lender is so affected), and as to which the Required Lenders or a majority of all Lenders directly affected thereby have otherwise consented (any such Lender referred to in clause (d) above being hereinafter referred to as a “Non-Consenting Lender” and any Non-Consenting Lender and any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Term Loan Commitments other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (B) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent, (C) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal, interest and fees owing to it hereunder, (D) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.10 owing to such replaced Lender prior to the date of replacement, (E) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof and (F) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Affected Lender, or (ii) terminate the Term Loan Commitment of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date. Each party hereto agrees that an assignment required pursuant to this Section 8.5 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Affected Lender required to make such assignment need not be a party thereto.

Section 8.6    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each, a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Term Benchmark Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof (or with respect to any payment by or on behalf of any Loan Party under this Agreement or any other Loan Document, to reduce any liability of the Borrower to such Lender under section 10.1 hereof), or to avoid the unavailability of Term Benchmark Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.

ARTICLE 9.    THE ADMINISTRATIVE AGENT.

Section 9.1    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as the Administrative Agent and Collateral Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers, rights and remedies under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in the Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Notwithstanding the use of “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein and therein. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than to the extent provided in Sections 9.1, 9.3, 9.7, 9.11 and 9.12). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries, other than as provided in Section 10.10(c) with respect to the maintenance of the Register.

Section 9.2    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Article 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5    Liability of Administrative Agent; Credit Decision; Delegation of Duties.

(a)    Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or any of its officers, partners, directors, employees or agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper party or parties, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of it acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11). In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty, representation or recital made in connection with this Agreement, any other Loan Document or any Credit Extension, or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or any Credit Extension or the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in Article 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the execution, validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges, represents and warrants that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent (and not otherwise reasonably objected to by the Borrower within ten (10) days after notice of such appointment). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.5 and of Section 9.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.6    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify the Administrative Agent, to the extent that the Administrative Agent has not been reimbursed by any Loan Party and without relieving any such Loan Party from its obligation to do so, for and against any and all liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents within ten (10) days after the date the Administrative Agent makes written demand therefor; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct or bad faith of, or material breach of the Loan Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable share thereof, in accordance with such Lender’s respective Percentage; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days written notice thereof to the Lenders and the Borrower (such retiring Administrative Agent, the “Departing Administrative Agent”). The Administrative Agent shall have the right to appoint a financial institution (which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1 billion) to act as Administrative Agent and/or Collateral Agent hereunder, with the written consent of the Borrower and the Required Lenders (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders

or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon the written consent of the Borrower (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Departing Administrative Agent and the Departing Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such Departing Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of JPMorgan Chase Bank, N.A. or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of JPMorgan Chase Bank, N.A. or its successor as Collateral Agent. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this Article 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

Section 9.8    [Reserved].

Section 9.9    [Reserved].

Section 9.10    No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agents, Documentation Agents, Co-Documentation Agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.11    Authorization to Enter into, and Enforcement of, the Collateral Documents. Subject to the Intercreditor Agreement, the Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each Secured Party to be the agent for and representative of the Secured Parties and to execute and deliver the Collateral Documents and Guaranty on behalf of and for the benefit of the Secured Parties and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent or Collateral Agent, as applicable, considers appropriate. Neither the Administrative Agent nor the Collateral Agent shall (except as expressly provided in Section 10.11) amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent or the Collateral Agent, as applicable. Subject to the Intercreditor Agreement and except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent or the Collateral Agent, as applicable, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent or the Collateral Agent (or any security trustee therefor), as applicable, under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent or Collateral Agent (or its security trustee), as applicable, in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12    Authorization to Release Liens, Etc. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders, without the further consent of any Lender (and shall, upon the written request of the Borrower) to (and to execute any agreements, documents or instruments necessary to):

(i)    release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition to a Person that is not a Loan Party that is permitted by this Agreement or that has been consented to in accordance with Section 10.11;

(ii)    upon the Termination Date, release the Borrower and each of the Guarantors from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement) and any Liens covering any of their Property with respect thereto;

(iii)    release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted by this Agreement and the Liens on such Obligations shall be automatically released; provided that the Guaranty of a Guarantor shall not be released if such Guarantor becomes an Excluded Subsidiary pursuant to clause (h) of the definition thereof unless it is as a result of a bona fide business transaction with an unaffiliated third party where the purpose of such transaction was not solely to cause the release of such Guaranty;

(iv) at the request of the Borrower, subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Sections 6.16(e), (w) or (x) or, with respect to the replacement of Liens, permitted by Sections 6.16(e), (w) or (x); and

(v) enter into any intercreditor arrangements contemplated by Sections 2.16, 6.14, and/or 6.16 that will allow additional secured debt that is permitted under the Loan Documents to be secured by a lien on the Collateral on a pari passu or junior basis with the Obligations. The terms of such intercreditor arrangements shall be customary and reasonably acceptable to the Administrative Agent and the Borrower.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Grantors on any Collateral shall be automatically released (i) in full, upon the Termination Date, (ii) upon the sale or other transfer (other than a transfer pursuant to Section 6.17(h)) of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Grantor, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Grantor by a Person that is not a Grantor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.11), (v) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vi) to the extent such Collateral otherwise becomes Excluded Property.

The Lenders hereby irrevocably agree that if (a) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not a Loan Party or (b) a Guarantor or any of its successors in interest hereunder becomes an Excluded Subsidiary after the Amendment No. 2 Effective Date, then, in each case, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of (or if a Guarantor becomes an Excluded Subsidiary, immediately prior to) the time of such transfer, sale, disposal or occurrence; provided that the Guaranty of a Guarantor shall not be automatically released if such Guarantor becomes an

Excluded Subsidiary pursuant to clause (h) of the definition thereof unless it is as a result of a bona fide business transaction with an unaffiliated third party where the purpose of such transaction was not solely to cause the release of such Guaranty.

Section 9.13    Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 10.1, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.14    Erroneous Payment. (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.14(i) shall be conclusive, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv)    Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.15    Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.16    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral (if any) in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (if any) (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, as amended, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.11), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 10.    MISCELLANEOUS.

Section 10.1    Taxes.

(a)    Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding or deduction for or on account of any Taxes. If any such withholding or deduction is so required, such withholding or deduction shall be made by the applicable withholding agent, the amount withheld shall be paid to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and the relevant Loan Party shall pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) after withholding or deduction for Taxes has been made (including such withholding or deduction of Taxes on such additional amount payable under this Section 10.1) is equal to the amount that such Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) would have received had such withholding or deduction not been made.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.1) paid or payable by Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, in the currency in which such payment was made, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority, within ten (10) days after the date the Lender or the Administrative Agent makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c)    Status of Lenders.

(i)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 10.1(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii)    Without limiting the generality of the foregoing:

(A)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (2) duly completed and signed copies of IRS Form W-9 certifying that such Lender is entitled to an exemption from U.S. backup withholding.

(B)    Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)

two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(ii)	two (2) duly completed and signed IRS Forms W-8ECI;

(iii)

in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed and signed certificates substantially in the form of Exhibit H-1 (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable;

(iv)

to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two (2) duly completed and signed IRS Forms W-8IMY of the Lender, together with an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certifications documents from each beneficial owner, as applicable, provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(v)

two (2) duly completed and signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made.

(C)    If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Borrower and (other than in the case of a payment to the Administrative Agent) the Administrative Agent at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether the Administrative Agent or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)    Notwithstanding any other provision of this Section 10.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iv)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.1(c).

(d)    Evidence of Payments. After any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1 or Section 10.4, such Loan Party shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(e)    Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 10.1 or Section 10.4, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to such indemnified party the amount paid over to the Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(e), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this Section 10.1(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted and the indemnification payments or additional amounts with respect to such Tax had not been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(f)    [Reserved].

(g)    Survival. Each party’s obligations under this Section 10.1 and Section 10.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.

Section 10.2    No Waiver; Cumulative Remedies; Collective Action. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2, Section 7.3 and Section 7.4 for the benefit of all the Lenders, and each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights under this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law.

Section 10.3    Non-Business Days. Except as otherwise provided herein, if any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4    Documentary Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent shall timely reimburse the Administrative Agent for the payment of, any and all present or future documentary, court, stamp, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, deliver, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

Section 10.5    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made until the Termination Date.

Section 10.6    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7    Sharing of Setoff. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by setoff or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10), on any of the in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 10.8    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Borrower: Western Digital Corporation. 3355 Michelson Drive, Suite 100 Irvine, California 92612 Attention: Chief Legal Officer Telephone: (949) 672-7000 Facsimile: (949) 672-9612

to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Loan & Agency Services Group

Phone No: +1-302-634-7052

Email: david.poppiti@jpmchase.com

With copy(s) to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email:   jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

With a copy of any notice of any Default or Event
of Default (which shall not constitute notice to the
Borrower) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Duane McLaughlin
Telephone: 212-225-2000
Facsimile: 212-225-3999
Email: dmclaughlin@cgsh.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative

Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Article 2 hereof shall be effective only upon receipt.

Section 10.9    Counterparts.

(a)    This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender or any of its Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.10    Successors and Assigns; Assignments and Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.10, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.10. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)     Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment(s) and the Loans at the time owing to it.

(ii)     Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less $1.0 million (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor and/or two (2) or more lenders that are Affiliates) unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)    the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 10.1(c) prior to the assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.10, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4, 10.1(a) and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, notwithstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by the Borrower of any Loans the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrower have any rights of a Lender under this Agreement or any other Loan Document.

(c)    Register.

(i)     The Administrative Agent, acting solely for this purpose as agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(ii)     The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Prohibited Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 10.11. Subject to clause (e) of this Section 10.10, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, 10.1, and 10.4 (subject to the requirements and limitations therein (including the requirements under Section 10.1(c), it being understood that the documentation required to be provided under Section 10.1(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.10. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.10(d), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or any portion of the

Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary in connection with a tax audit or other proceeding to establish that any such Obligations are in registered form for U.S. federal income tax purposes.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 10.1 or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Prohibited Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such lender, and this Section 10.10 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    [Reserved].

(h)    [Reserved].

(i)    Prohibited Lenders. If any assignment or participation under this Section 10.10 is made (or attempted to be made) (i) to a Prohibited Lender without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 10.10 and such consent shall have not been obtained or deemed to have been obtained, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans, or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 8.1 if any Term Benchmark Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 10.10 (provided that no registration and processing fee referred to in this Section 10.10 shall be owing in connection with any assignment pursuant to this clause). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 10.10(i). Nothing in this Section 10.10(i) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Section 10.10(a), 10.10(d) or 10.10(f) insofar as such Sections relate to any assignment, participation or pledge to a Prohibited Lender without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.10(i) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Prohibited Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Prohibited Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Prohibited Lender.

Section 10.11    Amendments.

(a)    No provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders and (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent; provided that:

(A)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Commitment or extend the expiry date of any such Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment), (ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of any Loan or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan hereunder or (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;

(B)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, (i) change the definition of “Required Lenders” in a manner that reduces the voting percentages set forth therein, (ii) change the provisions of this Section 10.11, (iii) affect the number of Lenders required to take any action hereunder or under any other Loan Document, (iv) change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or (v) release all or substantially all of the value of the Guaranty provided by the Guarantors; and

(C)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or otherwise modify Section 2.8 or any other provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered).

Notwithstanding anything to the contrary herein, (a) except as set forth in clause (A) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.8(d), 10.10(i); (c) guarantees, collateral security documents and related documents and related documents executed by the Borrower or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local law or advice of local counsel, (ii) cure ambiguities, omissions, mistakes or defects or (iii) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents and (d) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.

(b)    [Reserved].

(c)    Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Term Loan Commitments.

Section 10.12    Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13    Costs and Expenses; Indemnification.

(a)    The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses (on the Closing Date or within thirty (30) days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) of (i) the Administrative Agent and Joint Lead Arrangers in connection with the syndication of the Facility and the preparation, execution, delivery and administration of the Loan Documents, (ii) the Administrative Agent in connection with any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches and (iii) the Administrative Agent and the Lenders (within thirty (30) days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request) in connection with the enforcement of the Loan Documents.

(b)    No Joint Lead Arranger or Lender or their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing (each, a “Lender-Related Person”) and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit any Loan Party’s indemnity and reimbursement obligations to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the indemnified persons with respect to which the applicable indemnified person is entitled to indemnification as set forth in the immediately preceding sentence. No Lender-Related Person nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Lender-Related Person or such other party hereto, as applicable, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)    The Borrower further agrees to indemnify the Administrative Agent in its capacity as such, each Joint Lead Arranger and each Lender, their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing against all Damages (including, without limitation, reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to (x) any Loan Document, any of the transactions contemplated thereby, the Facility, the syndication of the Facility, the direct or indirect application or proposed application of the proceeds of any Loan or the Transactions or (y) any Environmental Liability relating to the Borrower or any Restricted Subsidiary, including without limitation, with respect to the actual or alleged presence, Release or threat of Release of any Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary, other than those in each of the cases of clauses (x) and (y) above which (i) arise from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, advisors, agents and Affiliates), in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) arise out of any dispute solely among indemnified persons (other than in connection with any agent or arranger acting in its capacity as the Administrative Agent, a Joint Lead Arranger or any other agent, co-agent, arranger or similar role, in each case in their respective capacities as such, or in connection with any syndication activities) that did not arise out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

(d)    Notwithstanding any of the foregoing clauses (a) or (c) to the contrary, in no event shall the Borrower be obligated to pay for the legal expenses or fees of more than one (1) firm of outside counsel and, if reasonably necessary, one (1) local counsel in any relevant jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld or delayed), to the Administrative Agent, or the Administrative Agent, the Joint Lead Arrangers and the Lenders, taken as a whole, as the case may be, except, solely in the case of a conflict of interest under clauses (a)(iii) or (c) above, one (1) additional counsel to all affected persons similarly situated, taken as a whole, and if reasonably necessary, one (1) additional local counsel in each relevant jurisdiction or otherwise retained with Borrower’s consent (not to be unreasonably withheld or delayed) to all affected persons similarly situated, taken as a whole. The obligations of the Borrower under this Section 10.13 shall survive the termination of this Agreement.

Section 10.14    Setoff. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, but subject to Section 10.2, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed by and interpreted in accordance with, the law of the State of New York.

Section 10.17    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 10.18 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one (1) or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.

Section 10.20    Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder except as otherwise set forth in this Agreement. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21    USA Patriot Act. Each Lender and each Agent hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender and/or Agent to identify each Loan Party in accordance with the Patriot Act.

Section 10.22    Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that (a) any party hereto may otherwise have to bring any proceeding relating to any Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment or (ii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (b) the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any proceeding relating to any Loan Document against any Loan Party or their respective properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.23    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, agents, advisors, insurers, insurance brokers, settlement service providers and other representatives on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely in connection with the transactions contemplated or permitted hereby; provided that the Administrative Agent or the Lenders, as the case may be, shall be responsible for their respective Affiliates’ compliance with this clause, (b) to the extent requested by any regulatory authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential Information relating to the Loan Parties), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower in advance of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Prohibited Lenders is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Prohibited Lenders) or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) (x) to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.23 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (j) for purposes of establishing a “due diligence” defense, (k) to the extent that such information is independently developed, so long as not based on information obtained in a manner that would otherwise violate this Section 10.23. In addition, the Agents and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised of and agrees to be bound by the provisions of this Section 10.23. For purposes of this Section 10.23, “Information” means all information received by the Administrative Agent or any Lender, as the case may be, from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any target company and its Subsidiaries in connection with contemplated or consummated Acquisition or other investment), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Prohibited Lender.

Section 10.24    No Fiduciary Relationship. The Borrower acknowledges and agrees that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Agents and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Agent and/or Lender has advised, is currently advising or will advise the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in this Agreement and the other Loan Documents and (ii) such Agent and/or Lender is acting solely as a principal and not as a fiduciary of the Loan Parties, the Loan Parties’ management, equity holders, Affiliates, creditors or any other Person or their respective Affiliates. Each Agent, each Lender and their Affiliates may have economic interests that conflict with the economic interests of the Borrower or any of its Subsidiaries, their stockholders and/or their Affiliates.

Section 10.25    Platform; Borrower Materials.

(a)    The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iii) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE JOINT LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY JOINT LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(b)    Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information and that it will handle material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

Section 10.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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